UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

EQUITY RESIDENTIAL
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

455 Eye Street – Washington, DC Completed Q3 2017 | NAHB NGBS Certified 2018 Proxy Statement and Annual Meeting of Shareholders Equity Residential Named a Sector Leader in ESG by GRESB for Fourth Consecutive Year and Received NAREIT’s 2017 Residential Leader in the Light Award

Notice of 2018 Annual Meeting of Shareholders

April 26, 2018

Dear Fellow Shareholders,

You are cordially invited to attend Equity Residential’s 2018 Annual Meeting of Shareholders. This year’s meeting will be held on Thursday, June 14, 2018 at 8:00 a.m. at Two North Riverside Plaza, Suite 500, Chicago, Illinois 60606, at which time shareholders of record at the close of business on March 29, 2018 will be asked to:

•	Elect eleven trustees to a one-year term;

•	Ratify our selection of Ernst & Young LLP as our independent auditor for 2018;

•	Approve our executive compensation; and

•	Consider any other business properly brought before the meeting.

Your vote is very important. Whether or not you attend the meeting in person, we urge you to vote as soon as possible. Instructions on how to vote are contained in the Proxy Statement.

Our Board of Trustees values your opinion as a shareholder and appreciates your continued support of Equity Residential.

Sincerely,

David J. Neithercut

President and Chief Executive Officer

Scott J. Fenster

Executive Vice President, General Counsel and Corporate Secretary

PROXY STATEMENT

This Proxy Statement and related proxy materials are being made available to shareholders of Equity Residential (“Equity Residential” or the “Company”) on or about April 26, 2018 in connection with the solicitation by our Board of Trustees (the “Board”) of proxies to be voted at the Company’s 2018 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, June  14, 2018 at 8:00 a.m. at Two North Riverside Plaza, Suite 500, Chicago, Illinois 60606.

SUMMARY OF MATTERS FOR SHAREHOLDER VOTING

At this year’s Annual Meeting, we are asking our shareholders to vote on the following matters:

Proposal 1:    Election of Trustees

The Board recommends a vote FOR the election of the following nominees for trustee (the “Trustees”): Samuel Zell, David J. Neithercut, Charles L. Atwood, Linda Walker Bynoe, Connie K. Duckworth, Mary Kay Haben, Bradley A. Keywell, John E. Neal, Mark S. Shapiro, Gerald A. Spector and Stephen E. Sterrett.

Proposal 2:    Ratification of Ernst & Young LLP as Independent Auditor for 2018

The Board recommends a vote FOR this proposal.

Proposal 3:    Advisory Approval of Executive Compensation

The Board recommends a vote FOR this proposal.

GOVERNANCE OF THE COMPANY

Corporate Governance

The Company is dedicated to establishing and maintaining high standards of corporate governance. The Board has implemented many corporate governance measures over the years designed to serve the interests of our shareholders and further align the interests of trustees and management with those of our shareholders. Below are some of the Company’s governance highlights:

✓   9 of 11 Trustee Nominees are Independent

✓   27% of Trustee Nominees are women; Corporate Governance

and Compensation Committees are chaired by women

✓   Annual Election of Trustees by Majority Voting

✓   Independent Lead Trustee

✓   Independent Board Committees

✓   Separate Chairman & CEO

✓   Trustee Executive Sessions without Management

✓   Risk Oversight by Board and Committees

✓   Authority for Board to retain outside advisors

✓   Annual Board Self-Assessment Process

✓   Ongoing Board Refreshment Process

✓   Regular Succession Planning

✓   No Employment Agreements with Executives

✓   Executive Compensation Driven by Objective Pay for

Performance Philosophy

✓   Recent Adoption of new Shareholder Right to Amend

Bylaws

✓   Bylaws include Proxy Access Nominating Provisions

✓   Active Shareholder Engagement

✓   No Shareholder Rights Plan

✓   Publish annual Environmental, Social and Governance

(“ESG”) report

✓   Disclosure of Political Contribution Policy and

Expenditures

✓   Internal Disclosure Committee for Financial Reporting

✓   Share Ownership Guidelines for Trustees and Executives

✓   Prohibition against Hedging of Company shares

KEY CORPORATE GOVERNANCE DOCUMENTS
Please visit the Company’s website at www.equityapartments.com in the investor section under “Corporate Governance” or “Sustainability” to view the following documents:
• Declaration of Trust • Bylaws • Committee Charters • Corporate Governance Guidelines	• Code of Ethics and Business Conduct • Political Contributions Policy • Corporate Social Responsibility and Sustainability Report

These documents are also available free of charge by writing to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Corporate Secretary or by contacting Investor Relations by phone (1-888-879-6356) or e-mail (investorrelations@eqr.com). No information contained on the Company’s website is part of or incorporated into this Proxy Statement.

Board of Trustees

Our business and affairs are managed under the direction of the Board of Trustees. Members of the Board are kept informed of the Company’s business through discussions with the Chairman, the Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Board members have complete access to the Company’s management team and our independent auditor.

The Board’s Role in Overseeing Corporate Strategy for Long-Term Value Creation

The Board is deeply involved in the development and oversight of the Company’s strategy: to achieve long-term growth through the investment in apartment communities located in strategically targeted markets with the goal of maximizing risk adjusted total return (operating income plus capital appreciation) on invested capital. The Board routinely engages with Company management on the components of this strategy, such as identification of markets, renter preferences, operating focus, use of technology, allocation of capital, employee engagement, and the management of ESG risks and opportunities that affect the Company’s business and the communities within which the Company conducts business.

Market Visits and Trustee Education

To stay connected with local aspects of Company strategy, the Board conducts at least one of its regularly scheduled quarterly meetings each year in one of the Company’s markets as opposed to at Company headquarters. At these market-focused meetings, the Board visits apartment properties owned by the Company as well as those owned by the Company’s competitors, with opportunities to speak with local employees. The Board also tours the market in general to investigate market risk factors, including growth trends, employment levels, environmental and climate factors, regulatory issues and other important aspects of Company strategy. The Board’s opportunity to engage with local employees also ensures that the Board remains deeply connected to the Company’s culture. The Board’s 2017 market meeting was held in the important Los Angeles market, which as of December 31, 2017 generated approximately 19% of the Company’s net operating income.

In addition to market visits, many regular quarterly Board meetings include educational briefings from management regarding a wide variety of strategic initiatives, ranging from digital and cybersecurity projects to investment policies and more.

The Company also provides an orientation program for new trustees, which includes an overview of duties and our corporate governance policies as well as one-on-one sessions with each member of executive management on the Company’s strategy and industry.

Please see the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 22, 2018 for a detailed discussion of the Company’s strategy, aspects of which are reviewed by the Board at every quarterly meeting.

Board Leadership Structure and Succession

Since the Company’s initial public offering in 1993, we have separated the roles of Chairman of the Board and Chief Executive Officer. Samuel Zell has served as Chairman since our initial public offering in August 1993 and is uniquely qualified to serve in this role. Mr. Zell is recognized as one of the founders of today’s public real estate industry after creating two of the largest real estate investment trusts (“REITs”) in the country: the Company, which has delivered a 12.9% annualized total shareholder return from its IPO in August 1993 through December 31, 2017, and Equity Office Properties Trust, which delivered a 17.4% annualized total shareholder return from its IPO in July 1997 through its sale in February 2007. Mr. Zell also founded Equity LifeStyle Properties, Inc. (NYSE: ELS), the largest REIT in its sector and one that has delivered a 16.4% annualized total shareholder return from its IPO in February 1993 through December 31, 2017.

As our Chairman, Mr. Zell presides over meetings of the Board of Trustees, stewards the Company, counsels senior management regarding strategy and provides them with a network of resources across the industry. David J. Neithercut, our President and CEO, sets the strategic direction for the Company under the direction of the Board, is responsible for the day-to-day leadership and performance of the Company and sets the agenda for Board meetings in consultation with the Chairman and our Lead Trustee. We believe the Company is well-served by our current leadership structure.

In the event the Chairman of the Board and/or the CEO is unexpectedly unable to serve, (i) the Lead Trustee shall automatically be appointed to serve as the interim Chairman, (ii) the Chairman shall automatically be appointed to serve as the interim CEO and (iii) the Lead Trustee will promptly call a meeting of the Board for the purposes of appointing a special committee to start the process to recommend candidates to serve as a permanent replacement for either or both positions.

Lead Trustee

Charles L. Atwood has been the Company’s Lead Trustee since March 2009. Mr. Atwood’s duties as Lead Trustee include:

•  Engaging in consistent and regular communication with the CEO regarding the Board’s oversight responsibilities

•  Ensuring that the Board performs its annual evaluation of the CEO’s performance

•  Serving as liaison between the Chairman and the other trustees

•  Presiding at all executive sessions of independent Trustees and any Board meetings in the unlikely event the Chairman is not present

•  Participating with the CEO in planning and setting agendas for Board meetings

•  Determining with the CEO the necessary information trustees should receive regarding matters to be discussed at Board meetings

Executive Sessions

Pursuant to the Company’s Corporate Governance Guidelines, the non-management trustees of the Board meet in regularly scheduled executive sessions without management. The independent trustees also meet in executive session at least once a year. In 2017, the non-management trustees held four executive sessions, and the independent trustees held one executive session.

Board Independence and Consultants

The Company’s Corporate Governance Guidelines require that a majority of its trustees be independent within the meaning of the New York Stock Exchange (“NYSE”) listing standards, and 82% of the trustees nominated herein are independent. The Board and each of the key committees – Audit, Compensation and Corporate Governance – also have authority to retain, at the Company’s expense, outside counsel, consultants or other advisors in the performance of their duties.

The Board’s Role in Risk Oversight

While risk management is primarily the responsibility of management, the Board provides overall risk oversight, both directly and through its committees, to identify and assess the major risks the Company faces, and the policies and procedures for monitoring and controlling such risks.

•	The Audit Committee reviews financial, accounting and internal control risks, in accordance with NYSE requirements, and has responsibility for the Company’s Code of Ethics and Business Conduct. The Audit Committee also has primary responsibility for oversight of cybersecurity risks faced by the Company.
•	The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s leadership, management succession planning and compensation philosophy and programs.
•	The Corporate Governance Committee reviews the Company’s enterprise risk management, corporate governance risks, ESG risks, and is responsible for ensuring that the Board has the right mix of skills, experience and diversity to perform all of its duties, including its overall risk oversight function.

Each of these committees meets with and reviews material from management and internal audit (as applicable) and reports to the Board, thereby keeping the entire Board fully informed and in a position to administer its overall risk management oversight responsibilities. All committee materials from management are made available to all trustees, not just those who serve on the applicable committee. Furthermore, at most regularly scheduled Board meetings, the Board reviews key matters relating to the Company’s finances, liquidity, operations and investment activity. In relation to cybersecurity, the Board or the Audit Committee meets no less often than annually with senior information technology (“IT”) personnel to discuss recent trends in cyber risks and the Company’s strategy to defend its business systems and information against cyber attacks.

Assessment of Board Performance and Board Processes

Recognizing the importance of a rigorous self-evaluation process to allow boards to assess their performance and identify and address any potential gaps in the boardroom, the Board conducts an annual self-assessment of the performance of the full Board, individual Board members and Board committees. The Chair of the Corporate Governance Committee is responsible for leading the evaluation process, which takes place in advance of the annual consideration of trustee nominees.

For the 2017 assessment, the Committee Chair conducted a confidential and in-depth interview with each of the trustees to solicit their feedback. Following that, the Committee Chair shared with each trustee individually his or her own evaluation and provided the full Board and Committees with feedback on their performance. The Lead Trustee interviewed each of the trustees about their evaluation of the Committee Chair of the Corporate Governance Committee and provided the Committee Chair with feedback on performance. This annual evaluation process provides a way to track progress in certain areas targeted for improvement from year to year and to identify opportunities to enhance the Board and Committees’ effectiveness. The assessments confirm whether the current Board leadership and structure continue to be optimal for the Company and are an important factor taken into account by the Corporate Governance Committee in making its recommendations to the Board regarding trustee nominees.

Management Development and Succession

The Board’s goal, through the oversight of the Compensation Committee, is to have an ongoing program for executive leadership development and succession for executive management. As reflected in the Company’s Corporate Governance Guidelines, the Compensation Committee discusses with the CEO his recommendations for management development and succession for the Company’s other executive officers. Additionally, the Compensation Committee oversees long range plans for management development and succession for the CEO.

The Board’s executive succession plan involves conducting regular talent reviews, creating profiles of ideal candidates and selecting potential successors expected to fit the needs of the Company over time. In implementing these plans, the Board believes that, at its core, succession planning: (i) is a board-driven, collaborative and continuous process; (ii) should take into account the Company’s long-term strategic goals; and (iii) involves building a talent-rich organization by attracting and developing the right people. Individuals who are identified as high potential leaders are given exposure and visibility to Board members through formal presentations and informal events. Furthermore, for 2017, twenty-five percent of the assessment of the CEO’s annual performance and ten percent of the assessment of the executive officers’ annual performance were based on individual goals that include development, succession or leadership-oriented goals. In addition to their review of executive officer development and succession, the Board is regularly updated on key talent indicators for the overall workforce, including diversity and other development programs.

These succession planning efforts by the Board and the Company’s executive officers led to the appointment of Christa L. Sorenson as the Company’s Executive Vice President – Human Resources in 2015, Scott J. Fenster as the Company’s Executive Vice President - General Counsel in 2018 and Michael L. Manelis as the Company’s Executive Vice President and Chief Operating Officer to be effective July 1, 2018. Mr. Manelis, a Company employee since 1999, and Ms. Sorenson and Mr. Fenster, Company employees since 2003, were identified through this process and given exposure and visibility to the Board over several years, followed by a smooth transition period assisted by their retiring predecessors.

Certain Relationships and Related Transactions

The Company has adopted a Code of Ethics and Business Conduct that applies to all trustees and employees. The purpose of the Code of Ethics and Business Conduct is to promote: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and (iii) compliance with all applicable rules and regulations that apply to the Company and its officers, employees and trustees.

The Audit Committee has responsibility for reviewing the Company’s written policies relating to the avoidance of conflicts of interest and reviewing any proposed related party transactions. Pursuant to such policy, the Audit Committee, consisting solely of independent trustees, approved a transaction in July 2011 whereby ERP Operating Limited Partnership (the “Operating Partnership”), of which the Company is the general partner, leases its corporate headquarters pursuant to a ten-year lease from an entity controlled by Mr. Zell. While the rules of the SEC classify this lease as a “related-party transaction”, the Company deems the lease to be immaterial and no different than any other office lease transaction that the Company could have entered into on arm’s-length terms at the same time. Specifically, an independent commercial office brokerage firm confirmed in a report to the Audit Committee that at the inception of the lease, the lease had terms that were equivalent to, or more tenant-friendly than, any other arms-length office lease with a ten-year term, entered into at the time, for similar space in Chicago’s West Loop neighborhood. Furthermore, the lease does not, in the opinion of the Company and the independent trustees, affect Mr. Zell’s ability to act in the best interests of the Company and its shareholders as the amount of lease income is insignificant for Mr. Zell in relation to his considerable net worth. Amounts incurred by the Company for the office lease and related office facility services in 2017 totaled $2,814,241.

Trustee Resignation Policy

The Company has a majority vote standard for the election of trustees in uncontested elections with a trustee resignation policy which requires that any trustee nominee who is not elected by a majority of votes cast must promptly tender his or her resignation to the Board. The Board would then decide within 90 days following certification of the shareholder vote, through a process managed by the Corporate Governance Committee and excluding the nominee in question, whether to accept or reject the tendered resignation, or whether other action is recommended. The Board would promptly publicly disclose its decision and rationale.

Share Ownership Guidelines

In keeping with its belief that aligning the financial interests of the Company’s executive officers and trustees with those of the shareholders will result in enhanced shareholder value, the Board has established the following executive officer and trustee share ownership guidelines:

Position	Minimum Share Ownership
Trustees	5x cash retainer
CEO	6x base salary
Executive Vice Presidents	3x base salary
Senior Vice Presidents	1x base salary

Executive officers have five years and trustees have three years from appointment or promotion to comply with the ownership requirements. All of our executive officers and trustees have met their respective share ownership requirements or are in the permitted time frame to achieve such ownership.

The following equity interests count toward fulfillment of ownership guidelines provided that such equity interests have not been pledged as security for a financing obligation:

•	Company shares;
•	Partnership interests in the Operating Partnership (“OP Units”);
•	Options to purchase Company shares (“Option Awards”) valued using a current Black-Scholes model; and
•	Restricted shares in the Company and restricted units in the Operating Partnership granted in connection with compensation awards, including under the LTI Plan, as hereinafter defined. Restricted units are partnership interests that are convertible on a one-for-one basis into OP Units subject to certain vesting and other tax restrictions. Restricted shares and restricted units are collectively referred to in this Proxy Statement as “Share Awards”.

Securities Trading Policy and Prohibition against Hedging of Company Equity Securities

The Company’s Securities Trading Policy sets forth guidelines and restrictions applicable to trustees and officers of the Company regarding transactions involving Company equity securities. Pursuant to this policy, the Company imposes a trading moratorium on all trustees and officers at a vice president level and above in advance of earnings releases, and otherwise trustees and all employees are restricted from trading whenever they have knowledge of material non-public information. Among other things, this policy also prohibits our trustees and officers from selling any Company equity securities if the security is not owned by the individual at the time of sale (commonly called a “short sale”). This policy further prohibits trustees and officers from purchasing financial instruments that are designed to hedge or offset any decrease in the market value of their Company equity securities.

Continued Focus on ESG

The Board is committed to the incorporation of ESG concepts in all aspects of the Company’s business and is especially proud of the Company’s outstanding performance in the 2017 Global Real Estate Sustainability Benchmark (“GRESB”) Survey– a globally-recognized third-party analysis of the ESG indicators of more than 800 real estate portfolios worldwide. The Company was named the 2017 Global Residential Listed Sector Leader, the fourth consecutive time the Company was recognized as a Sector Leader in ESG by GRESB. The Company also received for the second consecutive year the Residential Leader in the Light award from the National Association of Real Estate Investment Trusts (“NAREIT”) in recognition of the Company’s portfolio-wide ESG initiatives. With respect to the Company’s development properties, four projects since 2011 have received Leadership in Energy and Environmental Design (“LEED”) certification and eight recent development projects are targeted for LEED certification. Four developments since 2011 have also received National Green Building Standard (“NGBS”) certification from the National Association of Home Builders (“NAHB”), including the 455 Eye Street project in Washington, DC described below. The Board understands that ESG requires an all-inclusive approach, addressing not only the Company’s impact on the environment through a focus on resource conservation, energy efficiency and waste reduction, but also the Company’s impact to our communities, including relationships with our residents, employees and shareholders. Performance against ESG goals is part of the Company’s annual performance review process for its executives and employees. For further information on the Company’s ESG policies and goals, please see the Company’s website at www.equityapartments.com, in the investor section under “Sustainability,” which also contains the

Company’s 2017 Corporate Social Responsibility and Sustainability Report, published following the review and approval of the Board.

Our 455 Eye Street project in Washington, DC (see cover photo) illustrates one approach to our ESG strategy. Completed in the third quarter of 2017, this mixed-use 174-unit project included the adaptive re-use of historical structural components from a 1916 autoworks shop as well as two rowhouses and a blacksmith shop from the late 1800s. The project incorporates salvaged wood and metal throughout, as well as several open areas designed specifically to encourage social interaction. Upon completion, the project was awarded a NGBS certification for successfully incorporating green practices in its design and construction such as: sustainable building materials, Energy Star kitchen appliances, LED lighting in apartments and common areas, HVAC systems designed using energy modeling, and low flow shower heads and fixtures. Located in the Mount Vernon Triangle neighborhood, 455 Eye Street is categorized as a “walkers paradise” with a walkability score of 97, providing our residents easy access to extensive retail, commercial and transit options. Electric car-charging stations are located on-site, and the building is smoke-free.

Another part of our ESG strategy involves engagement at the market level with our local teams. We give every employee eight hours of paid time off each year to work in their community. In every market in which we operate (including our corporate home in Chicago), our teams come together each year to clean local parks, plant community gardens or paint schools. The Company supports this activity with donations to non-profit organizations in our local markets that are doing everything from providing housing to low-income residents and the disabled, to teaching people how to plant sustainable gardens in their own communities. Some of the groups we supported in 2017 include Pride Parades in our markets, Seattle’s Mercy Housing Backpack Drive, San Francisco’s Housing Industry Foundation’s “Kicking out Homelessness” Tournament Fundraiser, the Los Angeles Center for Women’s Health Heart of the City 5K, the Greater Chicago Food Depository, Boston’s Cradles to Crayons and the Los Angeles Regional Food Bank.

We also believe that a richly diverse work environment captures the top talent, cultivates the best ideas, and creates the widest possible platform for success. Our goal is to create and sustain an inclusive respectful environment where diversity will thrive, employees will want to work and residents will want to live. To promote this philosophy, the Company formed the “Equity Values Council”, a group comprised of representatives from every market where we do business which is charged with driving new, diversity-focused initiatives for recruitment, well-being, career development and education. To continue to foster the importance of a respectful work experience, the Company requires bi-annual on-line training regarding the Company’s Code of Ethics and Business Conduct, which sets forth the Company’s diversity policy. In 2017, senior management also participated in a 2-day diversity training program, conducted off-site in order to provide complete focus on this important aspect of our ESG approach.

We survey our employees annually to find out what they think of life at Equity Residential. Each year our employees resoundingly say they are proud to work at Equity Residential, value one another as colleagues, believe in our mission and values and feel their skills are a good fit for their jobs. For the second consecutive year, the Company received The Employee Voice Award from Quantum Workplace for outstanding work in employee engagement. We are committed to providing our employees with encouragement, guidance, time and resources to learn and apply the skills required to succeed in their jobs. In 2017, each employee completed an average of 18 hours of dedicated learning at a Company expenditure of over $1,300 per employee. Included in this training program is a course dedicated to sustainability, diversity and inclusion.

Political Contributions Policy

The Company has a robust policy governing political expenditures. Under the policy approved by the Board, any political spending by the Company must be legitimately linked to the Company’s business purposes and strategic intent, approved by the Chief Executive Officer, and reviewed annually by the Corporate Governance Committee. The policy, together with a disclosure on the amount spent under the policy during the previous calendar year, is available on the Company’s website at www.equityapartments.com in the investor section under “Corporate Governance”.

New Shareholder Right to Amend Bylaws

On November 20, 2017, the Board amended the Company’s Bylaws to add a provision which provides for the right of shareholders to amend the Bylaws. Before this amendment was adopted, the Bylaws reserved this right for the Board, as permitted by Maryland law.

At the Annual Meeting of Shareholders held in June 2017, the Company’s shareholders approved a non-binding proposal recommending that the Board take steps to provide shareholders with the right to amend the Company’s Bylaws by a vote of the majority of shares outstanding, with no other specified parameters for implementation of such right. In response to this proposal, the Company engaged in numerous conversations over the course of several months with shareholders holding more than 50% of the Company’s outstanding common shares in the aggregate, as well as with the proponent, and researched the bylaw amendment provisions of numerous companies.

This engagement made clear that while shareholders believe having a shareholder right to amend bylaws is a positive governance provision, many also recognize that bylaws are a crucial foundational document, and as such deserve protection against potentially disruptive change and uncertainty. Some shareholders noted that similar to proxy access (see page 20 for details on the Company’s proxy access provisions), it would be appropriate to require a shareholder proposing a binding bylaw amendment to be a long-term investor with substantial Company holdings as evidence of such shareholder’s commitment to the long-term success of the Company. Our research revealed that many companies have long required a supermajority vote of shareholders to amend bylaws, another indication of support for the proposition that bylaws are an important long-term foundational document. We also noted that many Maryland corporations provide that their boards have the exclusive right to amend bylaws, as has long been permitted by Maryland law. Furthermore, the Company’s shareholders had never identified this aspect of the Company’s Bylaws as being notable prior to 2017.

Taking all of the foregoing into account, the Board amended the Company’s Bylaws to add a provision which for the first time provides shareholders with a right to amend the Company’s Bylaws. The amended Article XIV of the Bylaws now permits shareholders to amend the Company’s Bylaws by the affirmative vote of the holders of a majority of the outstanding common shares of the Company pursuant to a proposal submitted for approval at a duly called annual meeting or special meeting of shareholders by a shareholder, or group of up to 5 shareholders, owning 1% or more of the Company’s outstanding common shares continuously for at least 1 year (the “Ownership Threshold”). A shareholder proposal submitted under the amended Article XIV may not alter or repeal (i) Article XII of the Bylaws, which provides for indemnification of trustees and officers of the Company or (ii) Article XIV of the Bylaws, which addresses procedures for amendment of the Bylaws, without the approval of the Board. The foregoing is a summary of amended Article XIV of the Bylaws of the Company and is qualified in its entirety by the text of that section.

The Board believes the Ownership Threshold broadly enables shareholders who own a meaningful stake in the Company for more than a brief period of time to propose binding amendments to the Company’s Bylaws. In that regard, the Board considered that, based on the most recently available public filings made by shareholders as of September 30, 2017, (i) approximately 57% of the Company’s outstanding common shares were owned by shareholders that each own at least 1% or more of the Company’s outstanding common shares and (ii) approximately 78% of the Company’s outstanding common shares were owned by shareholders that each own at least 0.2% or more of the Company’s outstanding common shares. The Board’s action does not affect shareholders’ ability to otherwise submit shareholder proposals as further described on page 60.

Biographical Information and Qualifications of Trustees

Our Trustees bring to the Company’s Board substantial business, real estate, governance, finance, operational and/or leadership experience derived from their service as senior executives and, in some cases, leaders of complex organizations, and have the collective and diverse experience that meets the Company’s strategic objectives and contributes to the Board’s effectiveness as a whole. They also all bring public board and committee experience and have an understanding of corporate governance practices and trends. The process undertaken by the Corporate Governance Committee in recommending qualified trustee candidates is described under “Trustee Nomination Procedures” below.

Trustee Nomination Procedures

Trustee Qualifications and Diversity

The Company’s Corporate Governance Guidelines set forth the Board’s policies for the desired attributes of trustees and the Board as a whole. The Board will seek to ensure that a substantial majority of its members are independent within the NYSE listing standards. Each member of the Board must possess the individual qualities of integrity and accountability, informed judgment, financial literacy, high performance standards and must be committed to representing the long-term interests of the Company and its shareholders. The Board values diversity in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience, and believes that as a group, the nominees bring a diverse range of perspectives to the Board’s deliberations. We are very proud to have been recognized as a “Corporate Champion” by the Women’s Forum of New York and a 2020 Women on Boards Winning “W” Company, as our Board has at least 25% of its seats held by women. As a general matter, the Board does not believe it should retain a mandatory retirement age for trustees or establish term limits for trustee service, instead preferring to rely upon its evaluation procedures as the primary method of ensuring that each trustee continues to act in a manner consistent with the best interests of the Company and its shareholders.

Identifying and Evaluating Nominees

The Corporate Governance Committee regularly assesses the appropriate number of trustees comprising the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. The Corporate Governance Committee considers suggestions of potential trustee candidates made by current Board members, shareholders, professional search firms or other persons. The Corporate Governance Committee may consider those factors it deems appropriate in evaluating trustee candidates, including: judgment, skill, diversity, strength of character, experience with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other Board members and specialized knowledge or experience. The evaluation also includes a critical review of annual performance assessments, as previously described. Of particular importance to the Company’s strategy are skills and experience relating to real estate, finance and capital markets, technology, marketing and consumer insight, risk management, and corporate leadership in general.

Each of the members of the Corporate Governance Committee (which Committee includes the Lead Trustee) and the Chief Executive Officer, interview potential candidates that the Corporate Governance Committee has deemed qualified and appropriate. If the Committee determines that a potential candidate meets the needs of the Board, and has the qualifications as set forth in the Company’s Corporate Governance Guidelines, it will recommend the nomination of the candidate to the Board.

Board Refreshment

The Corporate Governance Committee seeks to maintain a board that as a whole possesses the objectivity and the mix of skills and experience to provide comprehensive and effective oversight of the Company’s strategic, operational and compliance risks. The Committee believes that ongoing board refreshment is important to maintain an appropriate mix of skills and provide fresh perspectives while leveraging the institutional knowledge and historical perspective of the Board’s longer-tenured trustees. In keeping with the Committee’s overall strategy for trustee succession and the appointment of new Board members, since 2010 the Board has added five new independent trustees, one trustee retired in 2017 and one trustee is retiring in June of this year.

Set forth below is a snapshot of the composition of our Board of Trustees immediately following the Annual Meeting if the eleven trustee nominees are re-elected.

INDEPENDENCE 82% Independent	GENDER DIVERSITY 27% Women

AVERAGE TENURE OF INDEPENDENT TRUSTEES 9.7 Years

Set forth below are biographies of each of our trustees as of April 1, 2018, which include a discussion of the specific skills and expertise that led to the Board’s conclusion that such individual should serve as a Trustee of the Company.

Trustees Nominated for Re-Election

Samuel Zell Chairman Age 76 Trustee since 1993

Samuel Zell, our founder and the Company’s Chairman since our initial public offering in 1993, is Chairman and Chief Executive Officer of Equity Group Investments, L.L.C., the private entrepreneurial investment firm he founded more than 45 years ago. He is also the founder of Equity International, a private investment firm focused on real estate-related companies outside the U.S. He also serves as chairman of Anixter International, Inc. (NYSE: AXE), Covanta Holding Corporation (NYSE: CVA), Equity Commonwealth (NYSE: EQC) and Equity LifeStyle Properties, Inc. (NYSE: ELS). Previously, Mr. Zell served as chairman of Equity Office Properties Trust, which was sold in February 2007 for $39 billion in the largest ever private equity transaction at the time. Mr. Zell served as the chairman of the Tribune Company, a private media conglomerate, until December 2012, at which time the Tribune Company emerged from Chapter 11 bankruptcy. Mr. Zell is an active philanthropist with a focus on entrepreneurial education. Through the Zell Family Foundation, he has led the sponsorship of several leading entrepreneurship programs, including: the Zell/Lurie Institute for Entrepreneurial Studies at University of Michigan’s Ross School of Business; the Zell Fellows Program at Northwestern University’s Kellogg School of Management; and the Zell Entrepreneurship Center at the Interdisciplinary Center Herzliya (IDC). The Zell Global Entrepreneur Network (ZGEN) unites the students and alumni of these programs and actively provides them with connections, opportunities, mentorship and support. Mr. Zell also sponsors the Samuel Zell/Robert Lurie Real Estate Center at University of Pennsylvania’s Wharton Real Estate Center. Mr. Zell received a J.D. from the University of Michigan Law School.

Qualifications

•  Over 45 years of experience as a chairman, director, and executive of companies in various industries around the world

•  Active manager of billions of dollars of global investments

•  Recognized as a founder of the modern REIT industry and a leading driver for increased transparency and disclosure by public companies

David J. Neithercut President & CEO Age 62 Trustee since 2006

David J. Neithercut has served as Chief Executive Officer of the Company since January 2006 and President of the Company since May 2005. He was Executive Vice President – Corporate Strategy of the Company from January 2004 to May 2005, and Executive Vice President and Chief Financial Officer of the Company from February 1995 to August 2004. Prior to joining Equity Residential, Mr. Neithercut served as Senior Vice President of Finance for Equity Group Investments, L.L.C. Mr. Neithercut is a former director of General Growth Properties, Inc. (NYSE: GGP). He is a member of the Advisory Board of Governors of NAREIT of which he served as Chairman in 2015. He also serves on the Policy Advisory Board of the Joint Center for Housing Studies at Harvard University and the MBA Real Estate Program Advisory Board at Columbia University. Mr. Neithercut received an M.B.A. from the Columbia University Graduate School of Business.

Qualifications

•  Uniquely qualified as the Chief Executive Officer of the Company

•  Long and successful track record in various leadership roles at the Company and other organizations, including leading the development and execution of the Company’s portfolio repositioning

•  Highly experienced in dealing with complex management, financial, risk assessment, business and governance issues

Charles L. Atwood Lead Trustee Age 69 Trustee since 2003 Independent Committees • Compensation • Governance

Charles L. Atwood, our Lead Trustee since March 2009, served as Vice Chairman of the Board of Directors of Harrah’s Entertainment, Inc. (now known as Caesars Entertainment Corporation), a private gaming and hospitality company, until his retirement in December 2008. Mr. Atwood had been Vice Chairman of Harrah’s public predecessor company until its sale in January 2008, a member of its Board since 2005, its Chief Financial Officer from 2001 to 2006, and had been with Harrah’s and its predecessors since 1979. During his tenure at Harrah’s, Mr. Atwood led that company’s merger, acquisition and divestiture activities, new development, and design and construction projects, representing tens of billions of dollars of transactions. Mr. Atwood serves as a director of Pinnacle Entertainment, Inc. (NYSE: PNK) and is a former director of Gala Coral, a private United Kingdom gaming industry company and ALST Casino Holdco, LLC, a private company in the casino and hospitality industry. Mr. Atwood received an M.B.A. in finance from Tulane University.

Qualifications

•  Exceptional expertise in dealing with complex accounting, financial, marketing, regulatory and risk assessment issues, gained as CFO of a large international corporation

•  Board and executive leadership experience in a wide range of complicated strategic transactions and governance establishment at multi-faceted companies

•  Has previously served as an Audit committee financial expert, based on prior experience as a CFO

Linda Walker Bynoe Age 65 Trustee since 2009 Independent Committees • Governance (Chair) • Audit

Linda Walker Bynoe has been President and Chief Executive Officer of Telemat Ltd., a management consulting firm, since 1995 and served as its Chief Operating Officer from 1989 through 1994. Ms. Bynoe served as a Vice President – Capital Markets for Morgan Stanley from 1985 to 1989, joining the firm in 1978. Ms. Bynoe serves as a director of Anixter International, Inc. (NYSE: AXE), Northern Trust Corporation (NASDAQ: NTRS) and Prudential Retail Mutual Funds and is a former director of Simon Property Group, Inc. (NYSE: SPG). Ms. Bynoe received an M.B.A. from Harvard Business School.

Qualifications

•  Extensive business and governance experience as a director of financial services and other complex companies

•  Diverse consulting and investment experience in various industries

•  Audit committee financial expert, based on her expertise in accounting and financial risk management, as well as experience on other public company audit committees

Connie K. Duckworth Age 63 Trustee since 2015 Independent Committees • Audit

Connie K. Duckworth is the Chairman and CEO of ARZU, Inc., the social enterprise she founded in 2004 which empowers destitute women weavers in rural Afghanistan. After a distinguished 20-year career, Ms. Duckworth retired in 2000 as a Partner and Managing Director of The Goldman Sachs Group, Inc., and was the first woman to be named a sales and trading partner in the firm’s history. She is a director of Steelcase Inc. (NYSE: SCS), and formerly served as a director of Russell Investment Group, Smurfit-Stone Container Corporation, Nuveen Investments and DNP Select Income Fund Inc. Ms. Duckworth received an M.B.A. from the Wharton School of the University of Pennsylvania.

Qualifications

•  Extensive experience with over 20 years of executive leadership in the financial services industry

•  Successful social entrepreneur with proven operational skills in rapidly-changing settings

•  Well-seasoned board member with service on numerous boards of other public companies and not-for-profit entities

Mary Kay Haben Age 61 Trustee since 2011 Independent Committees • Compensation (Chair) • Governance

Mary Kay Haben served as the President-North America for the Wm. Wrigley Jr. Company, a leading confectionary company, until her retirement in February 2011. At Wrigley, Ms. Haben drove growth through new product and packaging innovation, as well as marketing efforts in emerging social media. Prior to joining Wrigley in 2007, Ms. Haben held various executive positions during her 27-year career at Kraft Foods Inc. These included leading significant business divisions and functions for Kraft, driving bottom line growth through marketing innovation and brand positioning efforts, as well as acquisitions and productivity initiatives. She serves as a director of The Hershey Company (NYSE: HSY) and formerly served as a director of Bob Evans Farms, Inc. (NASDAQ: BOBE) until its sale on January 12, 2018. Ms. Haben received an M.B.A. from the University of Michigan Ross School of Business.

Qualifications

•  Substantial governance expertise with deep corporate and board experience

•  Proven track record in exceeding consumer expectations through brand building, innovation and implementation of business strategies in various markets and media platforms

•  Valuable marketing perspective as the Company continues to focus on ways to engage with current and future residents

Bradley A. Keywell Age 48 Trustee since 2011 Independent Committees • Compensation

Bradley A. Keywell is co-founder and CEO of Uptake Technologies, Inc., an industrial artificial intelligence and machine learning software company. He is managing partner of Lightbank, a venture capital fund. He is co-founder of MediaBank LLC, a provider of integrated media procurement technology and Echo Global Logistics, Inc. (NASDAQ: ECHO). He is a co-founder and a former director of Groupon, Inc. (NASDAQ: GRPN). Mr. Keywell is an Adjunct Professor at the University of Chicago Booth School of Business and received a J.D. from the University of Michigan Law School.

Qualifications

•  Successful entrepreneur in both public and private markets across wide-ranging industries, with strong ability to assess risks relating to new ventures and investments

•  Recognized leader in incorporating technological and social innovation to implement corporate strategy, operations and growth

•  Diverse leadership and management experience

John E. Neal Age 68 Trustee since 2006 Independent Committees • Audit (Chair)

John E. Neal is a partner of Linden LLC, a private equity firm. Mr. Neal has over 30 years of experience in executive positions in the financial services and banking industries with a primary focus on real estate finance, including leading the real estate lending and corporate banking businesses at Bank One Corporation, Kemper Financial Services and Continental Bank. He serves as a trustee of the Calamos Mutual Funds and also serves on the boards of private companies in a wide array of industries. He received an M.B.A. from Harvard Business School.

Qualifications

•  Deep executive and management leadership and governance experience in the real estate lending industry, during various and challenging business cycles

•  Valuable insight into capital markets and trends

•  Audit committee financial expert, based on banking and financial background

Mark S. Shapiro Age 48 Trustee since 2010 Independent Committees • Compensation • Governance

Mark S. Shapiro has served as the Co-President of WME/IMG, a global leader in sports, fashion and media since September 2016 and Chief Content Officer of WME/IMG since September 2014. He previously held various executive positions, including Chief Executive Officer, at Dick Clark Productions, an independent producer of television programming, from May 2010 to September 2014. Mr. Shapiro was the Chief Executive Officer and a director of Six Flags, Inc., the world’s largest regional theme park company, from December 2005 through May 2010. Prior to joining Six Flags, Inc., Mr. Shapiro spent 12 years at ESPN, Inc., where he ultimately served as Executive Vice President, Programming and Production and had significant responsibility in building the strength of the network’s brand which garnered numerous Emmy and Peabody awards. Mr. Shapiro also serves as a director of Live Nation Entertainment, Inc. (NYSE: LYV), Frontier Communications Corporation (NASDAQ: FTR), and Papa John’s International, Inc. (NASDAQ: PZZA) and is a former director of the Tribune Company.

Qualifications

•  Business and governance acumen as a CEO and board member of large and complex organizations

•  Provider of unique and critical insights and innovation in media, marketing, consumer and branding strategies

•  Insights into organizational transformation to deal with diverse economic and market-based challenges

Gerald A. Spector Vice Chairman Age 71 Trustee since 1993 Independent Committees • Audit

Gerald A. Spector, our Vice Chairman since January 2008, was the Executive Vice President of the Company from March 1993 and Chief Operating Officer of the Company from February 1995 until his retirement in December 2007. Mr. Spector was the Chief Operating Officer of the Tribune Company from December 2009 through December 2010, and served as its Chief Administrative Officer from December 2007 through December 2009. He began his real estate career in the early 1970s and has extensive prior public and private board experience as well. Mr. Spector serves as a director of Equity Commonwealth (NYSE: EQC) and is a former Certified Public Accountant.

Qualifications

•  Demonstrated leadership and governance skills at the corporate board and executive levels

•  Extensive management and financial experience acquired through 40 years of managing and operating real estate companies through various business cycles

•  Experienced in driving operational excellence and development of strategic changes in portfolio focus

•  Audit committee financial expert, based on his extensive financial and accounting experience

Stephen E. Sterrett Age 62 Trustee since 2015 Independent Committees • Audit

Stephen E. Sterrett served as the Senior Executive Vice President and Chief Financial Officer of Simon Property Group, Inc. (NYSE: SPG), one of the largest REITs in the world by equity market capitalization and a S&P 100 company, until his retirement in December 2014. He spent more than 26 years in various positions at Simon and its predecessor companies and had served as the Company’s Chief Financial Officer since 2000. Prior to joining Simon, Mr. Sterrett was a Senior Manager at the international firm of Price Waterhouse. Mr. Sterrett serves as a director of Berry Plastics Group, Inc. (NYSE: BERY) and Realty Income Corporation (NYSE: O), and received an M.B.A. from Indiana University.

Qualifications

•  Extraordinarily equipped with wide-ranging knowledge in real estate and public company matters

•  Executive leadership experience and expertise in financial, risk assessment, operational, governance and strategic issues facing large real estate companies

•  Audit committee financial expert, based on prior experience as a CFO

Incumbent Trustee Retiring

John W. Alexander Age 71 Trustee since 1993 Independent Committees • Compensation • Governance	John W. Alexander has been President of Mallard Creek Capital Partners, Inc., an investment company with interests in real estate, development entities and operating companies, since 1994. He also has been a partner of Meringoff Equities, a real estate investment company, since 1987 and previously served as its Chief Financial Officer and as a managing director. He had earlier careers at Citibank and Toronto-based Cadillac Fairview, which was North America’s largest public real estate company at that time.

Board Committees

The Board has key standing Audit, Compensation and Corporate Governance Committees, which are comprised entirely of trustees who are independent within the meaning of the NYSE listing standards. The Board also has an Executive Committee. For the committees on which each of our independent Trustees serve, see “Biographical Information and Qualification of Trustees” beginning on page 10. For a discussion regarding the allocation of risk oversight among the Audit Committee, Compensation Committee and the Corporate Governance Committee, see page 4.

Audit Committee

The Audit Committee is comprised entirely of trustees who meet the independence and financial literacy requirements of the NYSE listing standards. In addition, the following members of the Audit Committee are designated as “financial experts” under such listing standards and SEC rules: John E. Neal (Committee Chair), Linda Walker Bynoe, Gerald A. Spector and Stephen E. Sterrett. The Audit Committee’s responsibilities as set forth in its charter include providing assistance to the Board in fulfilling its responsibilities with respect to oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the independent auditor’s qualifications, performance and independence and the performance of the Company’s internal audit function. The Company’s senior internal audit officer reports to the Audit Committee.

The Audit Committee has sole authority to appoint and replace the independent auditor, which reports directly to the Committee; approve the engagement fees of the independent auditor; and pre-approve the audit services and any permitted non-audit services provided to the Company. In addition, the Audit Committee reviews the scope of audits as well as the annual audit plan, evaluates matters relating to the audit and internal controls of the Company and reviews and approves all material related party transactions. The Audit Committee holds separate executive sessions, outside the presence of senior management, with the Company’s independent auditor and the Company’s senior internal audit officer. During 2017, the Audit Committee held eight meetings and no member of the Audit Committee served on more than two other public company audit committees.

Compensation Committee

The Compensation Committee is comprised entirely of trustees who meet the independence requirements of the NYSE listing standards. The Compensation Committee’s responsibilities as set forth in its charter include establishing the Company’s general compensation philosophy, overseeing the Company’s compensation programs and practices, including incentive and equity-based compensation plans, reviewing and approving executive compensation plans in light of corporate goals and objectives, evaluating the performance of the CEO in light of these criteria and recommending the CEO’s compensation level based on such evaluation. The Compensation Committee also reviews and approves the CEO’s evaluation of the other executive officers’ performance before approving their compensation and making recommendations concerning proposals by management regarding compensation, bonuses, employment agreements and other related benefits and policies for Company employees.

The Compensation Committee oversees the Company’s executive succession and management development plans, including diversity and other development programs. During 2017, the Compensation Committee held six meetings.

Corporate Governance Committee

The Corporate Governance Committee is comprised entirely of trustees who meet the independence requirements of the NYSE listing standards. The Corporate Governance Committee’s duties as set forth in its charter include establishing criteria for recommending candidates for election or reelection to the Board and its committees, considering issues and making recommendations concerning the size, composition, organization and effectiveness of the Board, establishing and overseeing procedures for annual assessment of Board and trustee performance, evaluating issues of corporate governance and shareholder proposals relating to governance matters, reviewing the Company’s enterprise risk management program and making recommendations to the Board regarding the Company’s governance policies and practices, including its Corporate Governance Guidelines. The Corporate Governance Committee also reviews and approves the Company’s annual ESG report, as further described on page 7.

The Corporate Governance Committee identifies individuals qualified to become Board members and will also consider nominees for trustee suggested by shareholders in written submissions to the Company’s Corporate Secretary as further described in “Trustee Nomination Procedures” above. During 2017, the Corporate Governance Committee held five meetings.

Executive Committee

The Executive Committee has the authority to approve proposals to acquire, develop, dispose of and finance investments for the Company up to certain dollar amount thresholds. The current members of the Executive Committee are Samuel Zell (Committee Chair), David J. Neithercut, Charles L. Atwood and John E. Neal. Transactions that exceed these dollar amount thresholds require approval by the Board.

Meetings

During 2017, the Board held six meetings, with 99% average attendance. No trustee nominees attended fewer than 89% of the total number of meetings held by the Board and all committees of the Board on which such trustee served. Ten trustees attended the 2017 Annual Meeting of Shareholders. Board members are expected to attend all meetings of the Board and committees of which they are members, as further described in the Company’s Corporate Governance Guidelines.

Shareholder Nominees

The Corporate Governance Committee will consider properly submitted shareholder nominees for election to the Board and will apply the same evaluation criteria in considering such nominees as it would to persons nominated under any other circumstance. A shareholder wishing to submit to the Corporate Governance Committee a potential nominee for election to the Board for its consideration should follow the following procedures:

Pursuant to the Company’s Bylaws, a shareholder of the Company who is a shareholder of record at the record date set by the Board for the purpose of determining shareholders entitled to vote at the annual meeting, at the time of giving notice (as described in this paragraph) and at the time of the annual meeting, and who is entitled to vote at such meeting, may nominate individuals for election to the Board if the shareholder complies with the following requirements. First, the shareholder must give the Corporate Secretary of the Company timely written notice of nomination. Generally, notice will be timely if it is delivered not earlier than the 150th day, nor later than the close of business on the 120th day, prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Accordingly, for the Company’s annual meeting in the year 2019, the Corporate Secretary must receive the notice after the close of business on November 27, 2018, and prior to the close of business on December 27, 2018. The notice must set forth certain information as to each individual the shareholder proposes to nominate, information with respect to Company security ownership by the shareholder giving such notice, and, to the extent known by the shareholder giving notice, the name and address of any other shareholder supporting the nominee for election. The foregoing is a summary of Article II, Section 13 of the Bylaws of the Company and is qualified in its entirety by the text of that section.

The Company’s shareholders also possess the right to nominate candidates to the Board through proxy access provisions of the Company’s Bylaws. The Bylaws permit a shareholder, or group of up to 20 shareholders, owning 3% or more of the Company’s outstanding common shares continuously for at least 3 years, to include in the Company’s annual meeting proxy materials trustee nominations for up to 20% of the seats on the Board, subject to the other terms and conditions of the Bylaws. The foregoing is a summary of Article II, Section 16 of the Bylaws of the Company and is qualified in its entirety by the text of that section. Electronic copies of the Bylaws are available on the Company’s website at www.equityapartments.com in the investor section under “Corporate Governance”, and hard copies are available free of charge by writing to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Corporate Secretary or by contacting Investor Relations by phone (1-888-879-6356) or e-mail (investorrelations@eqr.com).

Biographical Information of Executive Officers

Set forth below are biographies of each of our executive officers as of April 1, 2018.

David J. Neithercut. See “Biographical Information and Qualifications of Trustees”.

Barry S. Altshuler, 59, has been Executive Vice President - Investments of the Company since February 2015. Mr. Altshuler served as the Company’s Senior Vice President – Investments from January 2007 to January 2015, as Vice President of Acquisitions from April 2002 to December 2006 and as Vice President of Asset Management from January 1998 to March 2002. Mr. Altshuler serves on the Executive Committee of the Central City Association of Los Angeles and the University of Florida Real Estate Advisory Board and is a member of the Urban Land Institute (“ULI”). Mr. Altshuler also serves on the Board of Directors of the California Apartment Association.

Alexander Brackenridge, 54, has been Executive Vice President – Investments of the Company since February 2015. Mr. Brackenridge served as the Company’s Senior Vice President – Investments from May 2002 to January 2015 and has held various acquisitions and asset management positions within the Company since 1993. Mr. Brackenridge serves on the Board of Governors at the Real Estate Board of New York and is a member of the Greater Boston Real Estate Board, the National Multifamily Housing Council (“NMHC”) and ULI. Mr. Brackenridge received an M.B.A. from Yale University.

Scott J. Fenster, 42, has been Executive Vice President, General Counsel and Corporate Secretary of the Company since January 2018. Mr. Fenster served as the Company’s Senior Vice President - Legal from January 2013 until December 2017 and has held various positions within the Company’s legal department since September 2003. Mr. Fenster received a J.D. from the University of Michigan Law School.

Alan W. George, 60, has been Executive Vice President and Chief Investment Officer of the Company since January 2002 and was Executive Vice President – Acquisitions/Dispositions from February 1997 to January 2002. Mr. George joined the Company in 1992 as a Vice President – Asset Management. Mr. George serves on the Executive Committee of NMHC. He is also a member and Governor of ULI and serves on the advisory board of the ULI Terwilliger Center for Housing.

Michael L. Manelis, 49, has been Executive Vice President – Property Operations of the Company since January 2017, and has been appointed to serve as Executive Vice President and Chief Operating Officer as of July 1, 2018. Mr. Manelis served as the Company’s Senior Vice President of Operations and Information Technology from May 2012 to December 2016, as Senior Vice President – Property Operations from August 2005 to May 2012 and served in various roles in the Company’s operations group since 1999.

Mark J. Parrell, 51, has been Executive Vice President and Chief Financial Officer of the Company since October 2007. Mr. Parrell was Senior Vice President and Treasurer of the Company from August 2005 to October 2007, and served in various roles in the Company’s finance group since September 1999. Mr. Parrell is a member of NMHC and served as Chair of its Finance Committee until January 2017 and is a member of ULI. He is a former director of Brookdale Senior Living Inc. (NYSE: BKD) and served as a director of Aviv REIT, Inc. (NYSE: AVIV) until April 1, 2015, when it merged with a competitor. Mr. Parrell received a J.D. from Georgetown University Law Center.

David S. Santee, 59, has been Executive Vice President and Chief Operating Officer of the Company since April 2013, and as of July 1, 2018 will serve as Executive Vice President – Property Operations until his previously announced retirement, anticipated to occur on or before January 1, 2019. Mr. Santee served as the Company’s Executive Vice President – Operations from January 2007 to April 2013 and as Executive Vice President – Eastern Division from November 1996 to December 2006.

Christa L. Sorenson, 57, has been Executive Vice President – Human Resources of the Company since December 2015. Ms. Sorenson was the Senior Vice President – Organization and Talent Development from July 2008 to December 2015, and served in various other roles in the Company’s Organization and Talent Development group since March 2003.

Bruce C. Strohm, 63, until his retirement in January 2018, was the Executive Vice President and General Counsel of the Company since March 1995 and Corporate Secretary of the Company since March 2011. Mr. Strohm received a J.D. from Northwestern University Law School.

COMMON SHARE OWNERSHIP OF TRUSTEES AND EXECUTIVE OFFICERS

The following table sets forth information, as of February 28, 2018, with respect to the beneficial ownership of the Company’s common shares by each trustee, its named executive officers, and the trustees and all executive officers as a group. Unless otherwise indicated, each person has sole voting and investment power over the common shares listed. On February 28, 2018, a total of 381,400,949 common share equivalents (comprised of common shares, OP Units and restricted units) were outstanding. (1)(2)

	Common Share Equivalents (1)		Options Exercisable in 60 Days	Percent of Common Shares (1)(2)	Percent of Common Share Equivalents (1)(2)

Samuel Zell	8,271,003	(3)	1,346,748	2.58%	2.51%

David J. Neithercut	689,040	(4)	2,399,805	*	*

John W. Alexander	72,012	(5)	29,548	*	*

Charles L. Atwood	34,631		25,665	*	*

Linda Walker Bynoe	25,439		29,752	*	*

Connie K. Duckworth	4,773		0	*	*

Mary Kay Haben	13,983		18,370	*	*

Bradley A. Keywell	20,553		20,038	*	*

John E. Neal	28,249		0	*	*

Mark S. Shapiro	11,785		28,959	*	*

Gerald A. Spector	390,966	(6)	42,462	*	*

Stephen E. Sterrett	11,053		2,101	*	*

Alan W. George	255,965		116,601	*	*

Mark J. Parrell	96,085		66,986	*	*

David S. Santee	126,063		0	*	*

Bruce C. Strohm (7)	—		—	—	—

Trustees and Executive Officers as a Group	10,181,817		4,262,921	3.83%	3.75%

* Less than 1%.

(1)	Excludes the LTI Awards granted in January 2016, January 2017 and January 2018 under the Company’s Long-Term Incentive Plans which remain subject to earn out at the end of their respective three-year performance periods, as further described in the “Compensation Discussion and Analysis” section below.

(2)	The total number of common shares and OP Units pledged as security for loans by our trustees and executive officers as of February 28, 2018 is 1.7% of the Company’s total outstanding number of common share equivalents.

(3)	Of the total amount shown, 1,365,786 shares and 3,388,316 OP Units are beneficially owned by various family trusts and entities over which Mr. Zell does not have voting or dispositive power and disclaims beneficial ownership thereof. 6,486,912 of the common shares and OP Units shown were pledged as security for various loans.

(4)	Of the total amount shown, 45,318 OP Units are beneficially owned by trusts for the benefit of Mr. Neithercut’s children over which Mr. Neithercut has no voting or dispositive power and disclaims beneficial ownership thereof.

(5)	62,807 of the common shares shown were pledged for a line of credit of which no amounts were outstanding as of February 28, 2018.

(6)	Of the total amount shown, Mr. Spector has no voting or dispositive power over and disclaims beneficial ownership of: (i) 57,187 common shares beneficially owned by Mr. Spector’s spouse, and (ii) 27,500 common shares beneficially owned by a trust for the benefit of Mr. Spector’s family.

(7)	The common share equivalents held by Mr. Strohm are not included since he retired from the Company in January 2018.

COMMON SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS

This table sets forth information with respect to persons who are known to beneficially own more than 5% of the Company’s outstanding common shares as of December 31, 2017.

Name and Address of Owner	Common Shares	Percent of Common Shares

The Vanguard Group (1) 100 Vanguard Blvd. Malvern, PA 19355	53,060,374	14.4%

BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10055	36,016,443	9.8%

State Street Corporation (3) State Street Financial Center One Lincoln Street Boston, MA 02111	21,497,240	5.8%

(1)	The Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”), an investment adviser, on behalf of itself and its subsidiaries on February 9, 2018, states that as of December 31, 2017, it has sole power to vote 928,664 shares, shared power to vote 530,972 shares, sole power to dispose of 52,035,027 shares and shared power to dispose of 1,025,347 shares. The Schedule 13G/A filed by Vanguard Specialized Funds - Vanguard REIT Index Fund (the “Vanguard Funds”) on February 2, 2018, states that as of December 31, 2017, it has sole power to vote 24,730,578 shares. Vanguard has previously confirmed that the 24,730,578 shares reported as beneficially owned by the Vanguard Funds as of December 31, 2017 in its Schedule 13G/A are included in the 53,060,374 shares reported as beneficially owned by Vanguard in its Schedule 13G/A. The Schedule 13G/A filed by Vanguard also states that Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 398,073 shares as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 1,157,865 shares as a result of its serving as investment manager of Australian investment offerings.

(2)	The Schedule 13G/A filed by BlackRock, Inc. on behalf of itself and its subsidiaries on January 23, 2018, states that as of December 31, 2017, it has sole power to vote 32,405,699 shares and sole power to dispose of 36,016,443 shares.

(3)	The Schedule 13G filed by State Street Corporation on behalf of itself and its subsidiaries on February 14, 2018, states that as of December 31, 2017, it has shared power to vote and shared power to dispose of 21,497,240 shares.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy, objectives and components, the compensation decisions made under those components, and the performance metrics and other relevant factors the Compensation Committee used in making those decisions.

At our 2017 Annual Meeting of Shareholders, over 90% of our shareholders who voted approved our advisory report on the Company’s executive compensation. We believe our shareholders’ overwhelming support for the Company’s compensation program in 2017 reflects the strong alignment between executive pay and performance.

The Company’s executive compensation program, which applies to Mr. Neithercut and his direct reports, is based on a strong performance-oriented compensation philosophy to align executive and shareholder interests and is designed to attract, retain and motivate talented executives.

What We Do

✓    Do engage an independent compensation consultant to advise the Compensation Committee, which is comprised solely of independent trustees

✓    Do have a strong pay for performance compensation philosophy with 89% of Chief Executive Officer pay and 80% of named executive officer pay tied solely to pre-established performance metrics

✓    Do require our Annual Incentive Plan Awards to be primarily subject to objective performance metrics that align with the Company’s business strategy and the long-term interests of our shareholders

✓    Do enhance executive officer retention with time-based, multi-year vesting schedules for equity incentive awards

✓    Do align the long-term interests of our executive officers with those of our shareholders by awarding a significant percentage of compensation in the form of Long-Term Incentive Plan Awards, which are subject to quantitative performance metrics with three year forward-looking performance periods

✓    Do have strong share ownership guidelines for our executive officers and trustees

What We Don’t Do

X  No employment agreements with any of our executive officers

X  No compensation incentives that encourage excessive risk taking

X  No repricing of share options allowed

X  No hedging of Company shares allowed

X  No excise tax gross-ups in any new change in control agreements

X  No excessive perks to our executive officers

Executive Compensation Program

The Company’s Executive Compensation Program consists of three components: Annual Salary, Annual Incentive Plan and Long-Term Incentive Plan.

Annual Salary

For 2017, annual salaries of executive officers, the first component of the program, were set at levels competitive with other large companies engaged in the real estate industry with which the Company competes for executive talent. As it does annually, the Compensation Committee reviewed base salaries for the executive officers to determine whether any adjustments were necessary to reflect market conditions or changes in responsibilities. Neither the CEO nor any of the named executive officers have received an increase in base salary in the past four years.

Annual Incentive Plan

The second component of the program in 2017 was an Annual Incentive Plan, which allowed the executive to earn from 0% to 200% of target annual incentive by performance against pre-defined and pre-weighted annual goals (75% of which are objective measureable metrics for Mr. Neithercut and 60% of which are objective measureable metrics for the other named executive officers) established by the Compensation Committee. The goals were comprised of Corporate Goals, which were shared by all executives, and Business Unit goals for all executives other than Mr. Neithercut, which were unique to each executive. These goals were pre-established, with the majority measured objectively. Each executive was also assigned individual goals for 2017; Mr. Neithercut by the Compensation Committee and the other executives by Mr. Neithercut and approved by the Compensation Committee. Individual goals were assessed subjectively and were intended to move the Company and/or business unit forward in terms of organizational structure, improve on such practices as collaboration among business units and enterprise-wide thinking, provide for appropriate leadership and succession management or otherwise address developmental needs of individuals or groups within the organization.

The Annual Incentive Plan rewarded achievement of these goals based on the Compensation Committee’s quantitative and qualitative assessment of the executives’ contributions to that performance. Performance against each goal was assessed against Threshold, Target and Maximum performance levels, equating to payouts at 50%, 100% and 200%, respectively, and each goal was assigned a weighting relative to the other annual goals. Results between Threshold and Target or between Target and Maximum were based on interpolation. Performance below Threshold would have earned 0%, and performance that exceeded the Maximum would be capped at the Maximum level. The total annual incentive earned by an executive was the sum of the weighted annual incentive amounts earned with respect to each goal.

To further encourage executive officer retention and align the interests of our executives with our shareholders, one-half of the annual incentive earned was paid in “Performance Equity Grants” comprised of Share Awards and/or Option Awards. These Share Awards cliff vest, in full, on the three-year anniversary of the grant date, and Option Awards vest ratably over three years, all subject to continuous employment and retirement provisions.

The other half of the annual incentive earned was paid in cash (the “Performance Bonus”) and/or, at the executive’s option, in the form of immediately vested restricted units or Option Awards.

Long-Term Incentive Plan

The third component of the program in 2017 was the Long-Term Incentive Plan (“LTI Plan”), which allows the executive to earn from 0% to 200% of a target number of Share Awards, as determined by the Company’s relative and absolute Total Shareholder Return (“TSR”) over a forward-looking three-year performance period compared to pre-established quantitative performance metrics. This plan aligns the interests of our executives directly with the interests of our shareholders. We refer to such awards subject to settlement under the LTI Plan as “LTI Awards”. LTI Awards cliff vest, in full, on the three-year anniversary of the grant date, subject to continuous employment and retirement provisions. The LTI Awards were granted to executives in January 2017, at the target dollar amounts shown on page 28, covering the three-year performance period from January 1, 2017 through December 31, 2019, with the following pre-established quantitative performance metrics and potential payout levels:

		Performance Level (1)
% of Award	Metric	Threshold	Target	Maximum

50%	Percentile ranking of Company relative to companies in the FTSE NAREIT Equity Apartments Index (“NAREIT Apartment Index”)	25%	50%	80%

25%	Percentile ranking of Company relative to companies in the FTSE NAREIT Equity REIT Index (“NAREIT Equity Index”)	25%	50%	80%

25%	Absolute Company TSR (2)	4%	8%	12%

(1)	Performance results with respect to each metric at Threshold, Target and Maximum equate to payouts of 50%, 100% and 200%, respectively. Results between Threshold and Target or between Target and Maximum are based on interpolation. Performance below Threshold earns 0% and above Maximum is capped at the Maximum level.
(2)	Absolute Company TSR represents the compounded annual return of an investment in common shares of the Company over the performance period, with the beginning and ending share prices being the average of the first and last 20 trading days, respectively, of the performance period.

The Compensation Committee, as promptly as practicable following the conclusion of the performance period, shall determine the resulting settlement, if any, of LTI Awards compared against the performance metrics established for the period. If a Change in Control (as defined in the “Change in Control/Severance Agreements” section below) occurs at any time prior to the end of the performance period, the award shall be valued as though the performance period had ended on the date of the Change in Control.

Executives participating in the LTI Plan elect prior to the start of the performance period to settle the LTI Award in restricted shares and/or restricted units. With respect to an award that will be settled in the form of restricted shares, the Company does not pay the grantee any dividends on such shares during the performance period. Once the number of restricted shares to be issued, if any, has been determined, the Company will make a cash payment to the grantee in an amount equal to all dividends that would have been paid on those restricted shares had they been outstanding and entitled to dividends during the performance period.

For income tax reasons, grantees of awards that will be settled in the form of restricted units: (i) will be issued restricted units at the time of grant at the maximum amount but such units will be subject to forfeiture (other than the hereinafter described partial distributions paid thereon, which are not subject to forfeiture) at the end of the performance period depending on actual performance and (ii) will be paid a distribution in the amount of 10 percent of any distributions paid on OP Units during the performance period. Once the final resulting number of restricted units, if any, has been determined, the Company’s operating partnership shall make a cash payment to the grantee in the amount equal to all distributions that would have been paid on those restricted units had they been outstanding and entitled to dividends during the performance period, less any previously paid partial distributions.

For information regarding changes to the LTI Plan starting in 2018, see page 39.

2017 PERFORMANCE AND COMPENSATION

Target Compensation

The following table shows 2017 target compensation for our executive officers, broken out into the three components of the program as described in the preceding pages. These targets have remained unchanged since 2015.

		Annual Incentive Plan		LTI Plan
	Annual Salary	Performance Bonus (1)	Performance Equity Grants (1) (2)	LTI Awards (1)(3)	Total Target Compensation
D. Neithercut	$900,000	$1,800,000	$1,800,000	$3,600,000	$8,100,000
D. Santee	600,000	600,000	600,000	1,200,000	3,000,000
A. George	600,000	600,000	600,000	1,200,000	3,000,000
M. Parrell	600,000	600,000	600,000	1,200,000	3,000,000
B. Strohm	500,000	500,000	500,000	1,000,000	2,500,000

(1)	Amounts shown reflect a hypothetical 100% payout resulting from achieving “target” performance. Actual payouts will be in a range of 0% to 200% of these amounts, as determined by actual performance results.
(2)	Performance Equity Grants are performance based annual incentive grants consisting of Share Awards and/or Option Awards.
(3)	LTI Awards covering the three-year performance period from January 1, 2017 to December 31, 2019, subject to settlement at the end of the three-year period. For an example of how the settlement will be calculated, see “Final Results of the 2015 – 2017 LTI Plan – Alignment of Pay and Performance” on page 37.

The Compensation Committee believes that as the responsibilities of our executives increase, the proportion of their total compensation that is at risk and dependent on the Company’s objective performance should also increase. Accordingly, a significant portion of our executive officers’ total target compensation was determined on the basis of performance with respect to pre-established quantitative performance metrics: 89% for Mr. Neithercut and 80% for the other executives. Furthermore, 45% of Mr. Neithercut’s target compensation and 40% of the other executives’ target compensation was comprised of LTI Awards and dependent on the Company’s relative and absolute TSR over a forward-looking three-year performance period.

Pay Mix

CEO 2017 TARGET COMPENSATION MIX	OTHER EXECUTIVES’ 2017 TARGET COMPENSATION MIX

Company Highlights

In 2017, we continued our long and successful track record of creating value through focused and proactive revenue generation, expense management and strategic capital allocation while maintaining a conservative balance sheet, with a portfolio focused on urban and high-density suburban assets in coastal gateway markets. In doing so, we:

•	Achieved the high-end of our guidance for growth in Same Store year-over-year revenue and Net Operating Income, notwithstanding headwinds in our markets from new supply. (1)
•	Produced earnings per share of $1.63, FFO of $3.15 per share and Normalized FFO of $3.13 per share. Normalized FFO reached the high end of our guidance. (1)
•	Remained relentlessly focused on our residents’ experience, resulting in an 11% increase in our Customer Loyalty Scores, the highest resident retention rate in our Company’s history and a 4.6% increase in renewal rents on a same store basis. (1)(2)
•	Completed four development projects worth approximately $725 million at a cost of $584 million, creating approximately $140 million of net shareholder value.
•	Received a credit rating upgrade from Moody’s to “A3” and from Fitch to “A” and issued $400 million in 10-year unsecured debt with a 3.25% coupon, and $300 million in 30-year unsecured debt with a 4.0% coupon, which is the Company’s lowest 30-year coupon and one of the lowest 30-year coupons in REIT sector history.
•	Were named the 2017 Global Residential Listed Sector Leader in ESG by GRESB and received the 2017 Residential Leader in the Light award from NAREIT, in recognition of our industry-leading efforts in ESG.
•	Won an Employee Voice Award from Quantum Workplace for outstanding work on employee engagement, evidenced by the Company’s 82% engagement score.

(1)	For additional details/definitions of Same Store Net Operating Income and Normalized FFO, including reconciliations of earnings per share “EPS” to FFO and Normalized FFO, see the Supplemental Appendix on page 62.

(2)	Customer Loyalty Scores are calculated by the Company using a “net promoter methodology”, a widely-used method to gauge customer satisfaction. The Company believes higher Customer Loyalty Scores lead to increased resident retention and stronger renewal rates. “Highest resident retention rate” is reflective of the Company’s 2017 performance regarding Same Store Turnover. See Supplemental Appendix on page 62 for further information.

Annual Incentive Plan - Goals

The Compensation Committee established the following Annual Incentive Plan Performance Goals, with the following relative weightings for 2017:

CEO PERFORMANCE GOALS	OTHER EXECUTIVES’ PERFORMANCE GOALS

2017 Annual Incentive Plan Goals
		CEO	Other Executives
Corporate Goals

• Annual Growth in Same Store Net Operating Income		20%	15%

• Normalized Funds from Operations per Share		20%	15%

• Leadership/Employee Engagement		15%	10%

• Normalized G&A and Property Management Costs		10%	10%

• Lease-Up Net Operating Income		10%	10%

Business Unit Goals		0%	30%
Individual Goals		25%	10%

	Total:	100%	100%

Annual Incentive Plan - Corporate Goal Results

Corporate Goal #1: Annual Growth in Same Store Net Operating Income

Threshold – 50%	Target – 100%	Maximum – 200%	2017 Results	% of Target Achieved
0.0%	1.0%	2.0%	2.0%	200%

Why is this metric important? The Company’s primary financial measure for evaluating the operating performance of its apartment properties is Net Operating Income (“NOI”), which represents rental income less direct property operating expenses (including real estate taxes and insurance). The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company’s apartment properties. Comparing NOI on a “same store” basis (i.e., looking at the exact same set of stabilized apartment properties over the periods being compared) helps investors compare the Company’s operating results to the market place.

Target: The 2017 Target for Corporate Goal #1 was for the Company to achieve 2017-over-2016 Same Store NOI growth of 1.0%.

Performance: Actual year-over-year Same Store NOI Growth in 2017 was 2.0%, resulting in an achievement of 200% of Target, reflecting strong performance in relation to the Company’s initial expectations, despite increased supply in our urban markets. Continued high demand for our apartments and a focus on customer service, renewal rate gains, resident retention and expense control supported the Company’s efforts in the face of supply headwinds, especially in New York and Washington, D.C. The Company’s achievement of the lowest Same Store Turnover in its history and an 11% improvement in Customer Loyalty Scores as described on page 34 were major contributors to the Company’s outperformance on this metric.

Corporate Goal #2: Normalized Funds from Operations per Share

Threshold – 50%	Target – 100%	Maximum – 200%	2017 Results	% of Target Achieved
$3.05	$3.10	$3.15	$3.13	160%

Why is this metric important? Funds from Operations (“FFO”) is widely acknowledged by the REIT industry as being a helpful measure of the operating performance of a real estate company, because it excludes depreciation and gains or losses relating to sales of depreciated real estate. The Company uses “Normalized FFO”, which further excludes other items that by their nature are not comparable from period to period and tend to obscure actual operating results, as a method to compare the operating performance of the Company over a given time period to that of other companies and other time periods in a consistent manner.

Target: The 2017 Target for Corporate Goal #2 was for the Company to achieve Normalized FFO of $3.10 per share.

Performance: Actual Normalized FFO for 2017 was $3.13 per share, resulting in an achievement of 160% of Target. The Company’s generation of $3.13 in Normalized FFO per share significantly outperformed the Target as a result of the higher than expected Same Store NOI growth previously described, as well as a better-than-expected NOI contribution from the lease-up of newly constructed properties.

Corporate Goal #3: Leadership/Employee Engagement

Threshold – 50%	Target – 100%	Maximum – 200%	2017 Results	% of Target Achieved
79%	81%	83%	82%	150%

Why is this metric important? It is a core managerial principle that one of the strongest competitive advantages a company can have is an engaged and committed workforce. One way the Company measures the effectiveness of its executives’ leadership is by assessing objective data relating to employee engagement through an annual third-party anonymous survey of our workforce.

Target: The 2017 Target for Corporate Goal #3 was for the Company to achieve an employee engagement score of 81%.

Performance: Actual scoring in 2017 was an 82% engagement score, resulting in an achievement of 150% of Target. Outperformance on this metric resulted in large part from a Company-wide concerted effort led by executive management to improve engagement by: enhancing employee recognition; improving company-wide communication; and enhancing career development opportunities. An engagement score of 82% is above the 69% average score for companies with 5,000 or fewer employees as calculated by the survey provider Quantum Workplace, a nationally-recognized third-party surveyor of corporate employee engagement. For the second year in a row, Equity received the Employee Voice Award from Quantum Workplace for outstanding work in employee engagement.

Corporate Goal #4: Normalized G&A and Property Management Costs

Threshold – 50%	Target – 100%	Maximum – 200%	2017 Results	% of Target Achieved
$137.0M	$135.0M	$133.0M	$135.5M	88%

Why is this metric important? The Company believes that looking at general and administrative (“G&A”) and property management costs enables investors to analyze the efficiency of the Company’s stewardship of its capital. This metric, which the Company normalizes to exclude certain non-comparable or duplicative charges (such as costs relating to accounting rule changes), includes the personnel and other overhead costs incurred by the Company to generally manage its operations, investments, finance and legal activities. The Company monitors this metric carefully as it is a measure of efficiency in managing its business.

Target: The 2017 Target for Corporate Goal #4 was for the Company to limit its normalized G&A and property management costs to $135.0 million.

Performance: Actual G&A and property management costs totaled $135.5 million, resulting in an achievement of 88% of Target. Increased on-site staffing to assure service levels necessary to remain competitive with new luxury supply and higher on-site wages due to competition from new supply as well as wage pressure at our corporate offices due to high demand for skilled professionals resulted in higher G&A and property management costs than expected, notwithstanding the Company’s continued focus on overhead management.

Corporate Goal #5: Lease-Up Net Operating Income (“Lease-Up NOI”)

Threshold – 50%	Target – 100%	Maximum – 200%	2017 Results	% of Target Achieved
$87.0M	$92.0M	$100.0M	$94.8M	135%

Why is this metric important? As previously noted, Normalized FFO growth is a vital focus of the Company’s efforts, and maximizing the contribution to Normalized FFO from newly completed assets in lease-up is critical.

Target: The 2017 Target for Corporate Goal #5 was for the Company to achieve Lease-Up NOI of $92.0 million. “Lease-Up NOI” is defined as 2017 NOI for development properties: (i) in various stages of lease-up; and (ii) where lease-up has been completed but the properties were not stabilized (defined as having achieved 90% occupancy for three consecutive months) as of January 1, 2016 and therefore were not included in the Company’s 2017 annual same store results.

Performance: Actual Lease-Up NOI was $94.8 million, resulting in an achievement of 135% of Target. Intensive focus on the absorption of the Company’s new developments in San Francisco and Seattle while achieving or exceeding proforma rent levels in competitive markets, led to performance above this metric’s Target.

Annual Incentive Plan - Performance of the Chief Executive Officer

To determine the amounts of Mr. Neithercut’s 2017 Performance Bonus and Performance Equity Grant, the Compensation Committee calculated results on the Corporate Goals, as delineated above, and assigned a score to his individual goals. The independent trustees of the Board then approved such calculations, scores and overall compensation.

Mr. Neithercut’s individual goals for 2017, which were assigned by the Compensation Committee, included strategic initiatives, industry leadership and reputation, investor perception and understanding, leadership development and succession planning, communication and collaboration and oversight of Company shared corporate goals.

In reviewing Mr. Neithercut’s performance on his individual goals, the Compensation Committee noted the following:

•	His critical leadership as demonstrated through the achievement of Same Store NOI and Normalized FFO per share generation at the high end of the Company’s guidance in the face of supply pressures in our markets;
•	The public market’s recognition of the Company’s strong and conservative balance sheet and capital allocation expertise;
•	The promotion of ESG concepts into the Company’s culture as core competencies;
•	The successful succession upon Mr. Strohm’s retirement; and
•	Strong and improved employee engagement and retention numbers despite the competitive job market.

As a result of the Company’s performance and Mr. Neithercut’s contributions in 2017, he received a score of 156% of target on the Corporate Goals and a score of 125% of target on his individual goals, resulting in an overall weighted achievement of 148% of target on his Performance Bonus and his Performance Equity Grant.

Annual Incentive Plan – Performance of the Other Named Executive Officers

To determine the amounts of the Performance Bonus and Performance Equity Grant for the other named executive officers, the Compensation Committee calculated results on the Corporate Goals, and Mr. Neithercut, in consultation with the Compensation Committee, assessed each executive’s performance on his Business Unit Goals and individual goals for the year and then assigned scores to such goals.

David S. Santee. As Executive Vice President and Chief Operating Officer, Mr. Santee’s Business Unit Goals included IT initiatives, leasing performance of completed development projects and recent acquisitions, achievement of Customer Loyalty Scores, as well as the appropriate oversight of all property operations (including property management, facilities services, real estate tax, pricing and product procurement for the Company’s entire portfolio of property assets), marketing and branding, sales and revenue strategy. His goals also included ESG and enterprise risk management initiatives.

Mr. Santee’s key accomplishments in 2017 included:

•	Successfully leading the Company’s property operations teams, which were responsible for the Company’s recognition of over $2.47 billion in total revenues, a 2.0% growth in Same Store NOI year-over-year, and $94.8 million in Lease-Up NOI;
•	An 11% improvement from the prior year in the Company’s Customer Loyalty Scores resulting from a relentless focus on customer satisfaction. This improvement in customer loyalty led to the highest resident retention rate in Company history, a key driver of the renewal increases that led to outperforming the Company’s revenue-related goals;
•	Leading the successful implementation of the Company’s newest cybersecurity strategy; and
•	His instrumental role in leading the property operations team to a significantly improved employee engagement score, specifically with the key Regional Manager group.

As a result of the Company’s performance and Mr. Santee’s contributions in 2017, he received a score of 152% of target on the Corporate Goals, a score of 150% of target on his Business Unit Goals and a score of 100% of target on his individual goals, resulting in an overall weighted achievement of 146% of target on his Performance Bonus and his Performance Equity Grant.

Alan W. George. As Executive Vice President and Chief Investment Officer, Mr. George’s Business Unit Goals included the appropriate oversight of acquisitions and dispositions, development, portfolio management, construction services and renovation activities. His goals also included ESG and enterprise risk management initiatives.

Mr. George’s key accomplishments in 2017 included:

•	Outperforming expectations by acquiring nearly $500 million in assets in highly-desirable core locations at an Acquisition Cap Rate only 30 basis points less than the Disposition Yields on the nearly $400 million of less desirable properties sold during 2017, a spread 45 basis points tighter than originally budgeted;
•	Creating approximately $140 million of net shareholder value through the completion of four development projects worth approximately $725 million at a cost of $584 million;
•	Oversight of the Company’s continued high-yielding kitchen and bath renovation program, investing approximately $45 million in 2017; and

•	Being primarily responsible for the Company’s industry leading efforts in ESG, which included receiving GRESB recognition as a sector leader for the fourth consecutive year and NAREIT recognition as a sector leader for the second consecutive year.

As a result of the Company’s performance and Mr. George’s contributions in 2017, he received a score of 152% of target on the Corporate Goals, a score of 125% of target on his Business Unit Goals and a score of 100% of target on his individual goals, resulting in an overall weighted achievement of 139% of target on his Performance Bonus and his Performance Equity Grant.

Mark J. Parrell. As Executive Vice President and Chief Financial Officer, Mr. Parrell’s Business Unit Goals included appropriately managing the Company’s accounting and corporate budgeting functions, which include liquidity, capital planning, overseeing the preparation of the Company’s financial statements, SEC filings and financial planning and budgeting. He is also responsible for the oversight of the Company’s treasury department, which is responsible for cash management, capital market execution, and also oversees the income tax and investor relations departments. His goals also included ESG and enterprise risk management initiatives.

Mr. Parrell’s key accomplishments in 2017 included:

•	Responsibility for all of the Company’s capital markets activities, including a successful issuance of $400 million in 10-year unsecured debt with a 3.25% coupon and $300 million in 30-year unsecured debt with a 4.0% coupon, which is the Company’s lowest 30-year coupon and one of the lowest 30-year coupons in REIT sector history;
•	Oversight of the balance sheet management which led to an upgrade to “A3” by Moody’s and “A” by Fitch; and
•	Spearheading a focused effort to update the identification and management of important enterprise risks faced by the Company.

As a result of the Company’s performance and Mr. Parrell’s contributions in 2017, he received a score of 152% of target on the Corporate Goals, a score of 100% of target on his Business Unit Goals and a score of 150% of target on his individual goals, resulting in an overall weighted achievement of 136% of target on his Performance Bonus and his Performance Equity Grant.

Bruce C. Strohm. As Executive Vice President, General Counsel and Corporate Secretary until his retirement as of January 1, 2018, Mr. Strohm’s Business Unit Goals included providing legal support for all capital market activities, asset acquisitions and dispositions, development activities and property operations; oversight of all Company litigation; supervision of all insurance placements; providing valuable advice to the Board and its committees on areas of corporate governance and other related matters, ESG and enterprise risk management initiatives.

Mr. Strohm’s key accomplishments in 2017 included:

•	Oversight of the complex legal aspects of more than $800 million in acquisitions and dispositions;
•	Directing the smooth legal execution of capital markets activities, including $700 million in unsecured debt issuance;
•	Managing complex commercial litigation and successful insurance placements; and
•	Execution of a smooth transition of responsibilities to his successor, Scott J. Fenster, as of year-end.

As a result of the Company’s performance and Mr. Strohm’s contributions in 2017, he received a score of 152% of target on the Corporate Goals, a score of 100% of target on his Business Unit Goals and a score of 150% of target on his individual goals, resulting in an overall weighted achievement of 136% of target on his Performance Bonus and his Performance Equity Grant.

Annual Incentive Plan - Actual Performance Bonuses and Performance Equity Grants

The following table sets forth the target Performance Bonus and target Performance Equity Grants established in December 2016 and the actual awards made in February 2018 with respect to performance under the Annual Incentive Plan in 2017 for each of the named executive officers.

	Target Performance Bonus	% of Target Achieved	Actual Performance Bonus	Target Performance Equity Grant	% of Target Achieved	Actual Performance Equity Grant
D. Neithercut	$1,800,000	148%	$2,664,900	$1,800,000	148%	$2,664,900
D. Santee	600,000	146%	877,800	600,000	146%	877,800
A. George	600,000	139%	832,800	600,000	139%	832,800
M. Parrell	600,000	136%	817,800	600,000	136%	817,800
B. Strohm	500,000	136%	681,500	500,000	136%	681,500

Long-Term Incentive Plan

As described above, LTI Awards were awarded to each of the named executive officers in January 2017, at the target dollar amounts shown on page 28, covering the three-year performance period from January 1, 2017 through December 31, 2019, with the pre-established quantitative performance metrics and potential payout levels described on pages 27 and 28. These LTI Awards remain subject to settlement after the end of the three-year performance period.

FINAL RESULTS OF THE 2015 – 2017 LTI PLAN – ALIGNMENT OF PAY AND PERFORMANCE

In February 2015, the Company issued LTI Awards under its 2015 Executive Compensation Program which allowed each executive to earn from 0% to 200% of a target number of Share Awards as determined by the Company’s relative and absolute Total Shareholder Return covering a forward-looking three-year performance period compared to pre-established quantitative performance metrics. The following tables show the performance metrics and ultimate 19.67% achievement for the LTI Awards at the completion of the three-year performance period from January 1, 2015 through December 31, 2017 and the resulting Share Awards:

Determination of Performance of Company TSR against Performance Metrics

		2015-2017 Performance Level
% of Award	Metric	Threshold	Target	Maximum	Performance Result	Performance Achievement vs Target	% of Award Achievement
50%	Percentile ranking of Company relative to NAREIT Apartment Index	25%	50%	80%	3.43%	0%	0%
25%	Percentile ranking of Company relative to NAREIT Equity Index	25%	50%	80%	39.34%	78.69% of Target	19.67%
25%	Absolute Company TSR	4%	8%	12%	2.29%	0%	0%
			TOTAL % OF TARGET ACHIEVED:				19.67%

Determination of Resulting Share Awards

The following table sets forth the Share Awards for each grantee resulting from the 19.67% achieved as shown above.

	Target Number of Share Awards	Target Value of Share Awards on 2/5/15 Award Date	Resulting Number of Share Awards	Value of Resulting Number of Share Awards (1)
D. Neithercut	39,569	$3,600,000	7,783	$708,097
D. Santee	13,201	1,200,000	2,595	235,879
A. George	13,189	1,200,000	2,594	236,002
M. Parrell	13,189	1,200,000	2,594	236,002
B. Strohm	10,991	1,000,000	2,161	196,608

(1)	The value of the Share Awards is calculated by multiplying the resulting number of Share Awards by the original grant date fair valuation.

2015 Actual Compensation – Annual Incentive Plan and LTI Plan

With the determination of the 2015-2017 LTI Awards now final as shown above, we can provide shareholders with a complete picture of actual executive officer compensation achieved for service in the year 2015 in relation to target, clearly illustrating the variability of compensation and link between pay and performance:

	Annual Salary	Annual Incentive Plan	LTI Plan (1)	Total Achieved Compensation	Target Compensation	% of Target Achieved
D. Neithercut	$900,000	$5,540,558	$708,097	$7,148,655	$8,100,000	88%
D. Santee	600,000	1,713,541	235,879	2,549,420	3,000,000	85%
A. George	600,000	1,803,540	236,002	2,639,542	3,000,000	88%
M. Parrell	600,000	1,713,541	236,002	2,549,543	3,000,000	85%
B. Strohm	500,000	1,427,926	196,608	2,124,534	2,500,000	85%

(1)	The value of the LTI Plan awards is calculated by multiplying the resulting number of Share Awards by the original grant date valuation.

Benchmarking

To measure the Company’s executive compensation for competitiveness in the industry, the Compensation Committee engaged FPL Associates, L.P. (“FPL”), a nationally recognized independent compensation consultant, to conduct an analysis that benchmarked the Company’s executive compensation against a peer group of other large REITs. The Compensation Committee used this information as context for decisions about compensation practices and about pay levels for the executive officers.

PEER GROUP
1.	Simon Property Group, Inc.
2.	American Tower Corporation
3.	Public Storage
4.	ProLogis, Inc.
5.	Welltower Inc.
6.	General Growth Properties, Inc.
7.	Vornado Realty Trust

The 2017 peer group consisted of 18 other public REITs across a variety of asset classes (i.e., multifamily, office, industrial, hotel, retail, self-storage, health care, specialty and diversified). These peer group companies have been selected primarily based on having a similar size to Equity Residential (all are S&P 500 companies with a minimum level of total capitalization of $10 billion). The REITs included in this peer group are shown as ranked by the enterprise value used in the FPL analysis.

8.	Ventas, Inc.
Equity Residential
9.	Boston Properties, Inc.
10.	AvalonBay Communities, Inc.
11.	HCP, Inc.
12.	Essex Property Trust, Inc.
13.	SL Green Realty Corp.
14.	Host Hotels & Resorts, Inc.
15.	Kimco Realty Corporation
16.	Macerich Company
17.	Mid-America Apartment Communities, Inc.
18.	UDR, Inc.

FPL compared the individual components and total compensation of the Company’s executives to the fiscal year 2016 earned compensation and 2017 target level of compensation of executives in comparable positions within the peer group. The tables provided to the Compensation Committee highlighted the 25th percentile, median, average, 75th percentile and 90th percentile market practices. FPL found that total compensation for the Company’s named executive officers fell in line with the 25th percentile of the peer group.

FPL also analyzed the level of compensation provided to the Company’s named executive officers on a single year basis as it related to both enterprise value and market capitalization (at December 31, 2016), finding that the Company ranked at the 59th percentile in relation to enterprise value (9th largest) and 77th percentile in relation to equity market capitalization (5th largest), but at only the 14th percentile in total compensation.

To maintain the independence of the firm’s advice, FPL did not provide any services for the Company other than those described here. In 2017, the Compensation Committee conducted a conflict of interest assessment, and no conflict of interest on the part of FPL was identified.

Compensation Clawback Policy

Under Section 304 of the Sarbanes-Oxley Act, if the Company is required to restate its financial results due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer must reimburse the Company for (i) any bonus or other incentive-based or equity-based compensation received during the 12 months following the public issuance of the non-compliant document, and (ii) any profits realized from the sale of its securities during those 12 months.

Tax Deductibility of Compensation

If applicable, Section 162(m) of the Internal Revenue Code of 1986, as amended (“IRC”), would limit the deductibility on the Company’s tax return of compensation over $1 million to any “covered employee”. The Company believes that because it qualifies as a real estate investment trust under the IRC and pays dividends sufficient to minimize federal income taxes, the payment of compensation that may not satisfy the requirements of Section 162(m) will generally not materially affect the Company’s net income. For this reason, the Compensation Committee’s compensation policy and practices are not directly guided by considerations relating to Section 162(m).

Compensation Risks

The Compensation Committee reviewed the elements of the Company’s compensation to determine whether they encourage excessive risk taking and concluded that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks, and that any risks arising from the Company’s compensation policies are not reasonably likely to have a material adverse effect on the Company.

Changes to 2018 LTI Plan

In December 2017, the Compensation Committee approved two changes to the Company’s LTI Plan covering the January 1, 2018 to December 31, 2020 performance period: (i) the addition of a metric tied to the Company’s Normalized FFO per share performance; and (ii) a change in method for measuring relative performance on TSR metrics, from a percentile ranking approach to a performance against a weighted index approach, necessitated by a reduction of the number of companies and disparity in size of companies in the NAREIT Apartment Index. 80% of the 2018 LTI Plan preserves the focus on longer-term TSR.

The Company believes adding Normalized FFO per share performance to the forward-looking LTI Plan further motivates executives to drive this earnings-focused metric that is of growing importance to our investors and is a performance metric more closely within the executives’ control. The change to a weighted index approach for measuring total shareholder return is a commonly-used methodology to address the issue of inconsistent size and comparability among companies, especially within a small sample group such as the NAREIT Apartment Index.

The following chart shows weighting changes to the 2018 LTI Plan in comparison to the 2017 LTI Plan:

2017		2018
Metric	% of Award	Metric	% of Award

Performance vs. NAREIT Apartment Index	50%	Performance vs. NAREIT Apartment Index	35%

Performance vs. NAREIT Equity Index	25%	Performance vs. NAREIT Equity Index	22.5%

Absolute TSR	25%	Absolute TSR	22.5%

		Normalized FFO per share	20%
TOTAL	100%	TOTAL	100%

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis provided above with the Company’s management. Based on this review and discussion, we recommended to the Board the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

Mary Kay Haben, Chair

John W. Alexander

Charles L. Atwood

Bradley A. Keywell

Mark S. Shapiro

EXECUTIVE COMPENSATION

The following table shows the compensation paid by the Company to our named executive officers during the years shown.

SUMMARY COMPENSATION TABLE

Year	Salary	Share Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total Compensation (4)

David J. Neithercut President & Chief Executive Officer
2017 2016 2015	$900,000 900,000 900,000	$3,599,985 6,370,243 11,827,594	$4,057,195 1,392,295 0	$0 0 0	$11,533 11,166 10,938	$8,568,713 8,673,704 12,738,532

David S. Santee Executive Vice President & Chief Operating Officer
2017 2016 2015	$600,000 600,000 600,000	$1,721,944 2,056,670 2,651,859	$0 0 0	$877,800 522,000 856,800	$8,100 7,950 7,950	$3,207,844 3,186,620 4,116,609

Alan W. George Executive Vice President & Chief Investment Officer
2017 2016 2015	$600,000 600,000 600,000	$1,199,971 2,101,669 2,627,858	$521,997 0 0	$832,800 522,000 901,800	$11,548 16,702 16,860	$3,166,316 3,240,371 4,146,518

Mark J. Parrell Executive Vice President & Chief Financial Officer
2017 2016 2015	$600,000 600,000 600,000	$1,772,376 2,056,670 2,525,915	$521,997 0 0	$245,340 522,000 856,800	$8,100 7,950 15,209	$3,147,813 3,186,620 3,997,924

Bruce C. Strohm Executive Vice President & General Counsel
2017 2016 2015	$500,000 500,000 500,000	$1,681,465 1,713,962 2,898,907	$435,000 0 0	$0 435,000 0	$11,476 11,107 10,908	$2,627,941 2,660,069 3,409,815

(1)	Share Awards and Option Awards.

(a)  Annual Incentive Plan and LTI Awards. The dollar amount shown is the grant date fair value of the Share Awards and Option Awards granted under the Company’s Annual Incentive Plan during the listed years for services performed in the prior year and the target grant date fair value of the LTI Awards which remained subject to earn out at the end of the three-year performance period from January 1, 2015 to December 31, 2017 for the 2015 grant, at the end of the three-year performance period from January 1, 2016 to December 31, 2018 for the 2016 grant and at the end of the three-year performance period from January 1, 2017 to December 31, 2019 for the 2017 grant. As further described in the CD&A, the actual amounts paid out at the end of the respective three-year performance periods may range from 0% to 200% of the target number of LTI Awards. The settlement of the awards under the 2015 LTI plan is described on page 37 of the CD&A. The grant date value of the 2017 LTI Awards, if earned at the 200% maximum level, for each of the named executive officers is: $7,199,971 for Mr. Neithercut; $2,399,942 for each of Mr. Santee and Mr. George; $2,399,897 for Mr. Parrell; and $1,999,961 for Mr. Strohm. Assumptions used in the calculation of grant date fair value for the primary grant of Share Awards and Option Awards each year are included in footnotes 2 and 12 of the audited financial statements included in the Company’s Annual Reports on Form 10-K for 2017, 2016 and 2015.

(b)  Performance Bonuses Paid in the form of Share Awards or Option Awards. Officers are offered the opportunity to receive some or all of their Performance Bonus in fully vested restricted units or fully vested options as an alternative to cash. The 2015 Performance Bonuses for Mr. Neithercut and Mr. Strohm were paid in the form of fully vested restricted units and are included in the Share Awards Column. The 2016 Performance Bonus for Mr. Neithercut was paid in the form of fully vested options and is included in the Options Awards column. The 2017 Performance Bonus for Mr. Neithercut was paid in the form of fully vested options and is included in the Options Awards column; the 2017 Performance Bonus for Mr. Strohm was paid in the form of fully vested restricted units and is included in the Share Awards column; and 70% of the 2017 Performance Bonus for Mr. Parrell was paid in the form of fully vested restricted units and is included in the Share Awards column. All fully vested restricted units and fully vested options paid as all or a portion of a Performance Bonus are shown in the year in which the services were performed, even though paid in February of the following year. The grant date fair value of $6.15 per Option Award granted to Mr. Neithercut for his 2017 Performance Bonus was calculated using the modified Black-Scholes option pricing model and the following assumptions: an estimated time until exercise of 5 years, a volatility of 14.75%, a risk-free interest rate of 2.52%, and a dividend yield of 3.09%.

(2)	Non-Equity Incentive Plan Compensation. Represents discretionary cash performance bonuses by the Company for the year in which the services were performed, even though paid in February of the following year. Accordingly, the amounts listed for 2017, 2016 and 2015 consist of Performance Bonuses paid in February 2018, 2017 and 2016, respectively. Any Performance Bonuses paid in the form of fully vested restricted units or fully vested options as an alternative to cash are included in the amounts shown in the Share Awards and Option Awards columns.

(3)	All Other Compensation. Represents other benefits provided to the named executive officers, including Company matching and contributions (if any) to the Company’s 401(k) plan, the payment of life insurance premiums and the cost of executive physicals.

(4)	Total Compensation for 2015. Per SEC rules, total compensation shown in this table includes the value of all equity awards granted in a calendar year, whether or not earned for performance in that year. Accordingly, the amounts for 2015 are substantially higher than the amounts actually paid because they represent the doubling of equity awards in 2015 resulting from the overlap of the Company’s current and former executive compensation programs.

GRANTS OF PLAN-BASED AWARDS IN 2017

The following table shows the number of Share Awards and LTI Awards granted to the named executive officers in the calendar year 2017.

	Grant Date	Number of Share Awards Granted (1)	Number of Option Awards Granted (1)	Estimated Future Payouts of LTI Awards Under Equity Incentive Plan (2)			Grant Date Fair Value of Awards (3)
				Threshold (#)	Target (#)	Maximum (#)
D. Neithercut	1/1/17	—	—	25,888	51,776	103,552	$3,599,985
	2/2/17	—	475,186		—		2,784,590
D. Santee	1/1/17	—	—	8,466	16,932	33,864	1,199,971
	2/2/17	8,856	—		—		521,973
A. George	1/1/17	—	—	8,466	16,932	33,864	1,199,971
	2/2/17		89,078		—		521,997
M. Parrell	1/1/17	—	—	8,629	17,258	34,516	1,199,949
	2/2/17		89,078		—		521,997
B. Strohm	1/1/17	—	—	7,191	14,382	28,764	999,980
	2/2/17		74,232		—		435,000

(1)	Represents the February 2017 grant of Share Awards and Option Awards (including options taken as a portion or all of a Performance Bonus) for services performed in 2016 which were approved by the Board on January 24, 2017. The Share Awards vest in full on the third anniversary of the grant date, subject to continuous employment and retirement provisions. The Option Awards were granted at an exercise price of $60.76, the closing price of the common shares on the grant date, and vest in equal installments over three years, except for the 237,593 fully vested options granted to Mr. Neithercut as a Performance Bonus, which vested upon grant.

(2)	Represents the threshold (50%), target (100%) and maximum (200%) number of LTI Awards approved by the Board on December 15, 2016 and granted in January 2017 for the 2017-2019 performance period. The target number of LTI Awards is derived by dividing the grant date fair value of such awards ($3,599,985 for Mr. Neithercut; $1,199,971 for Mr. Santee and Mr. George; $1,199,949 for Mr. Parrell; and $999,980 for Mr. Strohm) by the Monte Carlo value as of the date of the award of $69.53 per restricted unit and $70.87 per restricted share. For additional information regarding the terms of LTI Awards, including vesting schedule and dividends, see the CD&A.

(3)	The grant date fair value of the Share Awards (comprised of all restricted units) was calculated based on a price of $58.94 per restricted unit, a 3% reduction to the closing price of the Company’s common shares on the grant date to take into account value discounts inherent in restricted units, including book-up risk. The grant date fair value of the LTI Awards reflects the value of the number of LTI Awards if earned at Target, using a Monte Carlo value as of the date of the award of $69.53 per restricted unit and $70.87 per restricted share. See footnotes 2 and 12 of the audited financial statements included in the Company’s Annual Report on Form 10-K for 2017 for a discussion of the assumptions used in calculating grant date fair value of the Option Awards.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017

Option Awards				Share Awards		LTI Awards
Number of Unexercised Option Awards (1)		Option Exercise Price	Option Expiration Date	Number of Earned/ Unvested Share	Market Value of Earned/ Unvested Share Awards	Number of Unearned/ Unvested LTI Awards	Market Value of Unearned/ Unvested LTI Awards
Exercisable	Unexercisable	(1)	(2)	Awards	(4)	(5)	(6)
				(3)
D. Neithercut
119,562	—	$19.67	02/06/19	104,309	$6,651,785	52,476	$3,346,395
236,353	—	28.10	02/05/20	—	—	—	—
510,633	—	45.28	09/23/21	—	—	—	—
200,988	—	45.78	02/07/21	—	—	—	—
276,125	—	51.34	02/03/22	—	—	—	—
169,473	—	46.72	02/07/23	—	—	—	—
136,564	—	48.13	02/06/24	—	—	—	—
237,593	237,593	60.76	02/02/27	—	—	—	—
D. Santee
—	—	—	—	38,177	2,434,547	17,210	1,097,482
A. George
47,916	—	46.72	02/07/23	29,612	1,888,357	17,209	1,097,418
38,993	—	48.13	02/06/24	—	—	—	—
—	89,078	60.76	02/02/27	—	—	—	—
M. Parrell
16,382	—	51.34	02/03/22	27,752	1,769,745	17,491	1,115,401
20,912	—	48.13	02/06/24	—	—	—	—
—	89,078	60.76	02/02/27	—	—	—	—
B. Strohm
34,768	—	46.72	02/07/23	24,123	1,538,324	14,575	929,448
31,367	—	48.13	02/06/24	—	—	—	—
—	74,232	60.76	02/02/27	—	—	—	—

(1)	As a result of the special dividends paid by the Company in 2016, the exercise price and number of all outstanding options were adjusted in accordance with the provisions of the Company’s 2011 Share Incentive Plan.

(2)	These Option Awards, which were granted ten years prior to the stated expiration date, vest in equal installments over three years from the grant date (subject to continuous employment/retirement provisions), other than the Option Awards granted to Mr. Neithercut on September 23, 2011 as a portion of a long-term retention grant which vested in full on February 4, 2016.

(3)	These Share Awards vest in full on the third anniversary of the grant date (subject to continuous employment/retirement provisions).

(4)	Reflects the number of earned/unvested Share Awards multiplied by $63.77, the closing price of the Company’s common shares at December 29, 2017, the last business day of the year.

(5)	Reflects the number of LTI Awards (which are payable in the form of Share Awards and cliff vest three years from the grant date, subject to continuous employment/retirement provisions) granted in (i) January 2015, valued at 19.67% of the target grant, the actual achievement of the 2015 LTI Plan at the end of three-year performance period at December 31, 2017, as further described on page 37 of the CD&A and (ii) January 2017, valued at approximately 86% of the target grant, assuming the three-year performance period from 2017-2019 had terminated and been valued as of December 31, 2017. The 2016 LTI Awards, granted in January 2016, had no value, assuming the three-year performance period from 2016-2018 had terminated and been valued as of December 31, 2017. The actual number of Share Awards issued will not be determined until the end of the respective three-year performance period.

(6)	Reflects the number of unearned/unvested LTI Awards calculated pursuant to the previous footnote and multiplied by $63.77, the closing price of the Company’s common shares at December 29, 2017, the last business day of the year.

OPTION EXERCISES AND SHARES VESTED DURING 2017

The following table shows the value realized by the named executives upon exercise of Option Awards and the vesting of Share Awards during 2017.

	Option Awards		Share Awards (1)

	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
D. Neithercut	175,000	$8,682,397	74,069	$4,485,619
D. Santee	14,028	268,426	35,073	2,124,021
A. George	112,483	2,095,954	24,946	1,510,730
M. Parrell	50,000	833,130	21,799	1,320,147
B. Strohm	57,906	997,434	17,373	1,052,109

(1)	Reflects the vesting of Share Awards granted in 2014 for services performed in 2013 and services performed in connection with the Archstone transaction.

PENSION BENEFITS

The Company does not have a pension plan for its executive officers and therefore, there are no pension benefits to disclose.

NONQUALIFIED DEFERRED COMPENSATION

The following table shows the current value of the compensation previously earned and deferred by the named executive officers to the Company’s employee funded Deferred Compensation Plan during 2017. As the Company does not make contributions to the Plan and does not guaranty any investment return, the balances shown are comprised entirely of contributions made by the executive officers from their salary, bonus or Share Awards for prior years and the earnings on those amounts.

	Executive Contributions in 2017	Company Contributions in 2017	Earnings in 2017	Withdrawals in 2017	Balance at December 31, 2017
D. Neithercut	$0	$0	$4,454,821	$0	$25,971,668
D. Santee (1)	430,400	0	157,150	0	4,242,364
A. George	0	0	693,393	0	4,180,027
M. Parrell (1)	224,400	0	927,431	0	5,282,716
B. Strohm (1)	416,800	0	526,279	0	10,604,112

(1)	All of Mr. Parrell and Mr. Santee’s contributions are also included in the Summary Compensation Table for their respective salary and bonus for service in 2017. All of Mr. Strohm’s contribution is also included in the Summary Compensation Table for his bonus for service in 2016. For Mr. Santee, the amount shown in the balance column includes the following amounts previously reported as annual salary and/or bonus in the Summary Compensation table: $467,646 in 2016 and $571,507 paid in 2015. For Mr. Parrell, the amount shown in the balance column includes the following amounts previously reported as annual salary in the Summary Compensation table: $462,966 in 2016 and $61,469 paid in 2015.

The Plan allows all Company employees with annual total cash compensation of $120,000 or more to defer receipt of up to 25% of their base salary and up to 100% of their cash Performance Bonus. Any of this deferred cash compensation is deposited by the Company directly with the independent trustee of the Plan, and invested, at the option of the participant, in a limited number of independent mutual funds. The Plan also allows the same eligible employees to defer receipt of restricted shares. Deferral elections are generally made by eligible employees during an open enrollment period each year for amounts to be earned or granted in the following year. Benefits under the Plan will be paid out, in either a lump sum or in annual installments, upon certain events such as termination of employment, disability, death, change in control or a one-time distribution at or after age 50.

POTENTIAL PAYMENTS UPON TERMINATION OF

EMPLOYMENT, RETIREMENT OR CHANGE IN CONTROL

Change in Control/Severance Agreements

The Company has Change in Control/Severance agreements (the “CIC Agreements”) with the named executive officers that entitle them to receive certain severance payments upon termination of employment following a Change in Control. The Company adopted the CIC Agreements to help ensure that the Company’s executives maintain neutrality in their decision-making process and act in the best interests of shareholders in the event of a potential merger or acquisition. A “Change in Control” will generally be deemed to have occurred upon a third party’s acquisition of 30% or more of the Company’s common shares or assets, whether through purchase, merger or consolidation.

In the event that a named executive officer is dismissed without Cause or resigns for Good Reason (all such terms are defined in the CIC Agreements) during the three-year period following a Change in Control, such person will be entitled to all accrued but unpaid compensation, a prorated bonus and long-term incentive compensation grant through the date of termination and a lump sum cash severance payment equal to a multiple (2.25 for Mr. Neithercut, Mr. George, Mr. Parrell and Mr. Strohm and 2.0 for Mr. Santee) of the executive’s annual base salary plus the average of the executive’s annual Performance Bonus for the last three calendar years. The executive is also entitled to continued medical, dental, life and disability benefits for 2.25 years (2.0 years for Mr. Santee). If any payments made to an executive would result in an excise tax imposed by Section 4999 of the IRC, the executive would become entitled to receive a tax reimbursement that would put the executive in the same financial position after-tax that he would have been in if the excise tax did not apply to such amounts. The Company will not enter into any new agreements with its executive officers that include new excise tax gross-up provisions with respect to payments contingent upon a Change in Control and has not since March 2009.

The Company’s termination of an executive is for Cause if: (i) the executive has been convicted of a felony involving fraud or dishonesty; or (ii) the termination is evidenced by a resolution adopted in good faith by at least two-thirds of the Board that the executive either intentionally and continually failed substantially to perform his reasonable assigned duties for more than thirty days after written notice, or the executive intentionally engaged in conduct which is demonstrably and materially injurious to the Company. A termination by an executive is for Good Reason, and is thus treated the same as termination by the Company without Cause, if it results from: (i) a material diminution in the executive’s status, position or responsibilities; (ii) any reduction in the executive’s base salary or overall compensation and benefits; (iii) the relocation of the executive’s primary office by more than 30 miles; or (iv) a material breach by the Company of the CIC Agreement, the Company’s insolvency or any purported termination of the executive’s employment for Cause which does not comply with the CIC Agreement.

The following table discloses the potential severance benefits that would be provided by the Company to each named executive officer under the Company’s contractual obligations in the event of the various termination of employment and retirement scenarios described below or a Change in Control of the Company on December 31, 2017.

Event	D. Neithercut	D. Santee	A. George	M. Parrell	B. Strohm
Change in Control with termination without Cause:
• Cash Severance (1)	$6,635,318	$2,603,200	$2,953,350	$2,881,350	$2,431,125
• Accrued Bonus and LTC (2)	3,600,000	1,200,000	1,200,000	1,200,000	1,000,000
• Health Care Benefits (3)	44,958	54,250	64,278	59,071	45,515
• Excise Tax Gross-Up (4)	—	—	—	—	—

Total:	$10,280,276	$3,857,450	$4,217,628	$4,140,421	$3,476,640

Change in Control without termination; Death or Disability; Voluntary Resignation or Retirement; Termination for Cause:
• Cash Severance	—	—	—	—	—
• Accrued Bonus and LTC	—	—	—	—	—
• Health Care Benefits	—	—	—	—	—
• Excise Tax Gross-Up	—	—	—	—	—
Total:	—	—	—	—	—

(1)	The cash severance due each named executive is 2.25 times (2.0 times for Mr. Santee) the multiple of base salary and average bonus paid in the last three calendar years.

(2)	Represents the target Performance Bonus and the target Performance Equity Grant of Share Awards and Option Awards under the Annual Incentive Plan for services performed in 2017, which otherwise would have been paid in 2018.

(3)	Represents the cost of the continuation of health care benefits for the applicable time periods described above in “Change of Control/Severance Agreements.” For Mr. Neithercut, Mr. Santee and Mr. George who at December 31, 2017 were eligible for retirement under the Rule of 70 (defined below) and Mr. Strohm who was eligible under the age 62 retirement provisions, these amounts do not include the additional health benefits described below in “Other Retirement Agreements.”

(4)	Upon a Change in Control of the Company, the executive may be subject to certain excise taxes under Section 280G of the IRC to the extent that the present value of certain change in control payments received by the executive pursuant to the Change in Control of the Company equals or exceeds an amount equal to the prior five year average of the executive’s form W-2 compensation. The Company has agreed to reimburse the executives pursuant to the Change in Control/Severance Agreements described above for those excise taxes as well as any income and excise taxes payable by the executives as a result of any reimbursements for such taxes. The Company will not enter into any new agreements with its executive officers that include new excise tax gross-up provisions with respect to payments contingent upon a Change in Control.

Pursuant to the Company’s Share Incentive Plans, in the event of a Change in Control, all of the Company’s employees, and any individual employee who dies or is disabled, receive accelerated vesting of unvested Option Awards and outstanding Share Awards. The following table discloses the value of the accelerated vesting of equity awards for each of the named executive officers assuming a Change in Control, death or disability as of December 31, 2017.

Event	D. Neithercut	D. Santee	A. George	M. Parrell	B. Strohm
Change in Control; Death or Disability:
• Unvested equity awards (1) (2)	$10,713,335	$3,532,029	$3,253,900	$3,153,271	$2,691,210

(1)	The dollar amount shown equals the number at December 31, 2017 of outstanding unvested Share Awards including: (i) the number of unvested 2017 LTI Awards valued at approximately 86% of target, assuming the three-year performance period from 2017 – 2019 had terminated and been valued as of December 31, 2017, multiplied by $63.77, the closing price of the Company’s common shares on December 29, 2017, the last business day of the year; (ii) the actual number of unvested 2015 LTI Awards resulting from the settlement of such award at the completion of the three-year performance period from 2015 – 2017 multiplied by $63.77, the closing share price of the Company’s common shares on December 29, 2017, the last business day of the year; and (iii) the in-the-money value of unvested Option Awards at December 31, 2017 ($63.77 less the exercise price of the in-the-money Option Awards). As of December 31, 2017, the 2016 LTI Awards were valued at 0% of the target grant.

(2)	As each of the named executive officers, other than Mr. Parrell, has continued vesting rights in all unvested equity awards pursuant to the retirement policies described below in “Retirement Benefits”, the accelerated vesting of such awards does not convey an additional material benefit to any officer, other than Mr. Parrell.

Amounts Not Shown in Tables

The following benefits apply generally to all similarly situated employees and are not included in the above tables:

•	Distributions of plan balances under the Company’s Deferred Compensation Plan as shown in the Nonqualified Deferred Compensation table; and
•	Payments and benefits to the extent they are provided on a non-discriminatory basis to all employees generally upon termination of employment including: (i) accrued salary and vacation pay; (ii) distributions of plan balances under the Company’s 401(k) plan; and (iii) life insurance proceeds in the event of death.

Retirement Benefits

While the Company has no mandatory retirement age for employees, the Company’s Share Incentive Plans do provide for certain benefits for employees upon voluntary retirement at or after age 62 or upon meeting certain age/length of service requirements. For employees hired prior to January 1, 2009, retirement will mean the voluntary termination of employment: (i) at or after age 62; or (ii) prior to age 62 after meeting the requirements of the Rule of 70. For employees hired after January 1, 2009, retirement will mean the voluntary termination of employment (other than for cause) after meeting the requirements of the Rule of 70.

The Rule of 70 is met when an employee’s years of service with the Company (which must be at least 15 years) plus his or her age (which must be at least 55 years) on the date of retirement equals or exceeds 70 years. In addition, the employee must give the Company at least 6 months’ advance written notice of his or her intention to retire and sign a release upon termination of employment, releasing the Company from customary claims and agreeing to ongoing non-

competition and employee non-solicitation provisions. As of April 1, 2018, Mr. Santee and Mr. George are eligible for retirement under the Rule of 70 and Mr. Neithercut is eligible for retirement under the age 62 retirement provisions. As previously disclosed, Mr. Strohm retired under the age 62 retirement provisions. The Rule of 70 does not apply to Trustees.

For employees hired prior to January 1, 2009 who retire at or after age 62 or for trustees who retire at or after age 72, such individual’s unvested Share Awards and Option Awards would immediately vest, and Option Awards would continue to be exercisable for the balance of the applicable ten-year option period. For all other employees (those hired after January 1, 2009 and those hired before such date who choose to retire prior to age 62), upon such retirement under the Rule of 70, such employee’s unvested Share Awards and Option Awards would continue to vest per the original vesting schedule (subject to immediate vesting upon the occurrence of a subsequent Change in Control of the Company or the employee’s death or disability), and Option Awards would continue to be exercisable for the balance of the applicable ten-year option period, subject to the employee’s compliance with the non-competition and employee non-solicitation provisions. If an employee violates these provisions after such retirement, all unvested Share Awards and unvested and vested Option Awards at the time of the violation would be void, unless otherwise approved by the Compensation Committee.

Other Retirement Agreements

Mr. Neithercut, Mr. George and Mr. Strohm each entered into Split Dollar Life Insurance Agreements with the Company in December 1997, pursuant to which the Company purchased split dollar life insurance policies for the executives with death benefits of approximately $2 million each. Upon the executive’s death or qualified retirement, the executive will be fully vested in the policy and the Company will release its collateral assignment of such policy, thereby releasing its right to receive any portion of the life insurance benefits and the premiums previously paid by it.

The Company also entered into Executive Retirement Benefits Agreements with Mr. Neithercut, Mr. George and Mr. Strohm in February 2001, which provide that upon the executive’s qualified retirement, the executive will be eligible to receive health and life insurance benefits for the remainder of his life in the same amounts and at the same rates as applicable to any then employed executive officer.    The present value of these payments, assuming termination of employment as of December 31, 2017, is $519,974 for Mr. Neithercut; $559,513 for Mr. George and $500,660 for Mr. Strohm.

CEO Pay Ratio

SEC rules require us to set forth the ratio that annual total compensation for Mr. Neithercut bears to the median annual total compensation of the Company’s employees, other than Mr. Neithercut. The Company has approximately 2,700 employees located solely within the United States, with approximately 600 located in the Company’s Chicago headquarters and other corporate offices, and the remaining approximately 2,100 serving our residents every day on-site at our properties.

For purposes of calculating annual total compensation under SEC rules, the Company identified a median employee as of December 31, 2017. The median employee was identified by using the same calculation methodology for 2017 total compensation as used for Mr. Neithercut’s “Total Compensation” as reflected in the Summary Compensation Table, but removing from the calculation any Company matching contributions to the 401(k) plan, as employee participation in such plan varies. This method was consistently applied to all employees other than Mr. Neithercut, whose compensation is excluded for purposes of identifying the median employee. The Company used its actual employee population as opposed to a statistical sampling or other method. After identifying the median employee in this manner, the Company recalculated 2017 total compensation for such employee using the same methodology as used for Mr. Neithercut’s Total Compensation as reflected in the Summary Compensation Table.    Based on this calculation, the 2017 total compensation for our median employee was $56,804 and the 2017 total compensation for Mr. Neithercut as reflected in the Summary Compensation Table was $8,568,713. The ratio of Mr. Neithercut’s compensation to that of the median employee is 151:1. Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, and to apply certain exclusions and to make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio that we have reported.

As an owner and self-operator of over 300 apartment properties, the Company employs significantly more on-site property-level employees than real estate companies in other sectors, such as office and retail, or those that hire outside property management companies. Rather than outsourcing property management, the Company’s strategy includes self-management of its assets, which aligns the long-term investment interests of our shareholders with our focused management of income, expense and capital expenditures. This alignment of interest allows our employees to act as owners, a strategy that has served our shareholders well in the long-term.

Over the last three years, shareholders have approved our executive compensation program by an average of 92% support. As set forth in the CD&A, we believe our shareholders’ overwhelming support for the Company’s compensation program reflects the strong alignment between Mr. Neithercut’s pay and performance, and recognition of Mr. Neithercut’s prominence in the real estate sector as a highly experienced and successful CEO.

TRUSTEE COMPENSATION

Effective in June 2016, the compensation of the Company’s Trustees (excluding Mr. Zell and Mr. Neithercut), calculated for the fiscal year from the 2017 annual shareholder meeting to the 2018 annual shareholder meeting, consists of an annual cash retainer and Share Awards and Option Awards with values as follows:

Fees
Annual Retainer
Cash	$75,000
Equity (Share Awards and Option Awards)	135,000
Total:	$210,000

Other Compensation
Lead Trustee	$30,000
Audit – Chair	20,000
Compensation – Chair	20,000
Governance – Chair	15,000
Audit – Member	10,000
Compensation – Member	10,000
Governance – Member	7,500
Executive – Member	4,000

Trustees who are first appointed or elected to the Board after the beginning of a fiscal year receive prorated cash fees and long-term incentive grants for their first year of service. The Company also reimburses the trustees for travel and other expenses incurred in connection with their activities on behalf of the Company, with the exception of Mr. Zell who is responsible for his own business related expenses. Trustees do not have pension benefits and are not entitled to any above-market or preferential earnings on nonqualified deferred compensation.    Trustees are eligible to purchase shares not to exceed $100,000 per year under the Company’s Employee Share Purchase Plan at the discounted purchase price under such plan. Non-employee trustees do not participate in the Company’s 401(k) plan and do not receive any matching contributions on any trustee compensation.

The following table shows the compensation paid to our non-employee Trustees for their service on the Board during the 2017 calendar year.

	Annual Cash Fees	Share Awards (1)		Option Awards (1)	Total
Samuel Zell	—	$3,249,971	(2)	—	$3,249,971
John W. Alexander	$92,500	33,725		101,273	227,498
Charles L. Atwood	126,500	134,998		—	261,498
Linda Walker Bynoe	107,500	134,998		—	242,498
Connie K. Duckworth	85,000	134,998		—	219,998
Mary Kay Haben	112,500	134,998		—	247,498
Bradley A. Keywell	85,000	134,998		—	219,998
John E. Neal	109,000	101,248		33,752	244,000
Mark S. Shapiro	92,500	134,964		—	227,464
Gerald A. Spector	85,000	134,998		—	219,998
Stephen E. Sterrett	85,000	134,998		—	219,998
B. Joseph White (3)	42,438	—		—	42,438

(1)	For service provided by the Board from the June 2017 Annual Meeting of Shareholders to the June 2018 Annual Meeting of Shareholders, each trustee (with the exception of Mr. Zell and Mr. Neithercut) received an annual long-term compensation grant of $135,000 on June 15, 2017, which was allocated at the election of the trustee to any combination of Option Awards and Share Awards, utilizing the same valuation criteria as approved by the Board for the annual long-term compensation grants to the Company’s executive officers. Our employee trustee, Mr. Neithercut, received no additional compensation for his service as a Trustee during 2017. All such Share Awards and Option Awards will vest in full on the first anniversary of the grant date. Trustees are also entitled to certain vesting benefits upon retirement, as described in the “Retirement Benefits” discussion in Executive Compensation. Generally, retirement means termination of service on the Board (other than for cause) on or after age 72.

The dollar value of the restricted shares was calculated based on the closing price of the Company’s common shares on the grant date of $67.77. The dollar value of the restricted units was calculated based on a price of $65.74 per restricted unit, a 3% reduction to the closing price of the Company’s common shares on the grant date to take into account value discounts inherent in restricted units, including book-up risk. The Option Awards were granted at an exercise price equal to the closing share price of the common shares on the grant date of $67.77. The grant date fair value of $6.04 per Option Award was calculated using the modified Black-Scholes option pricing model and the following assumptions: an estimated time until exercise of 5 years, a volatility of 14.86%, a risk-free interest rate of 1.74% and a dividend yield of 3.11%.

(2)	For Mr. Zell’s services performed in 2017 as Chairman of the Board, his target compensation of $3,250,000 was paid solely in the form of a LTI Award which was awarded in January 2017 and remains subject to settlement at the end of the three-year performance period from January 1, 2017 to December 31, 2019. The amount shown is the target grant date fair value of the 2017 LTI Award. As previously described in the CD&A, the actual amount paid out at the end of the three-year performance period may range from 0% to 200% of the target number of the 2017 LTI Award. The grant date value of the 2017 LTI Award, if earned at the 200% maximum level, is $6,499,943.

(3)	Mr. White retired from the Board on June 15, 2017.

The Board’s determination of compensation for Mr. Zell recognizes his importance to our shareholders given his unique skills and abilities as one of the world’s foremost authorities on real estate investment and management and a globally-recognized expert on public and private capital markets. Mr. Zell’s incomparable business relationships and experience, his almost daily interaction with the Company’s executive officers regarding strategy, balance sheet management and other high level matters, together with his hands-on approach to accessing new investors, governmental relations, strategic planning and deal execution provide the Company with unmatched transaction opportunities, ability to attract investment, and strategic vision for which the Board believes Mr. Zell’s compensation is appropriate. As described above, Mr. Zell’s 2017 compensation was paid in the form of a LTI Award which is 100% performance-based, forward-looking and tied to objective total shareholder return metrics, aligning his compensation with the interests of our shareholders as well as with the efforts of our executives who are also participants in the LTI Plan. As a participant in the 2015 LTI Plan, Mr. Zell achieved 19.67% of his target award or 4,701 Share Awards.

The Company entered into a Retirement Benefits Agreement with Mr. Zell in October 2001 which provides him with a cash retirement benefit after the termination of his service as Chairman of the Board. If Mr. Zell’s employment as Chairman is terminated for any reason, other than by the Company for cause, he (or his estate in the event of his death) will be entitled to an annual retirement benefit of $500,000 (as increased by a CPI index from January 2002 through the termination date) over a ten-year period commencing on the termination date. The present value of these payments, assuming the termination of Mr. Zell’s employment as of December 31, 2017, is $5,721,591.

The Company entered into a Deferred Compensation Agreement with Mr. Spector in January 2002 which provides him with a ten-year cash retirement benefit after the termination of his employment with the Company. Mr. Spector’s ten annual installments commenced on January 1, 2009 with an annual payment of $643,887. The present value estimate of the unpaid payments as of December 31, 2017 is $454,153.

The following table shows the number of outstanding unvested Share Awards and all outstanding Option Awards held by each non-employee Trustee at December 31, 2017.

	Unvested Share Awards	Unvested and Vested Option Awards (1)

Samuel Zell (2)	99,739	1,346,748

John W. Alexander	513	46,315

Charles L. Atwood	1,992	25,665

Linda Walker Bynoe	1,992	29,752

Connie K. Duckworth	1,992	—

Mary Kay Haben	1,992	18,370

Bradley A. Keywell	1,992	20,038

John E. Neal	1,494	5,588

Mark S. Shapiro	2,053	28,959

Gerald A. Spector	1,992	42,462

Stephen E. Sterrett	1,992	2,101

(1)	As a result of the special dividends paid by the Company in 2016, the exercise price and the number of all outstanding options were adjusted in accordance with the provisions of the Company’s 2011 Share Incentive Plan.

(2)	Includes the number of (a) actual LTI Awards resulting from the settlement of the awards under the 2015 LTI Plan at the end of the three-year performance period from January 1, 2015 – December 31, 2017, and (b) the LTI Awards issued in January 2017 and valued at approximately 86% of the target grant, assuming the three-year performance period from January 1, 2017- December 31, 2019 had terminated and been valued as of December 31, 2017. The 2016 LTI Awards, issued in January 2016, had no value, assuming the three-year performance period from January 1, 2016 – December 31, 2018 had terminated and been valued as of December 31, 2017. The actual number of Share Awards resulting from the 2016 LTI Plan and the 2017 LTI Plan will not be determined until the end of the respective three-year performance periods.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Ernst & Young, the Company’s independent auditor for 2017, was responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and Ernst & Young the audited financial statements for the year ended December 31, 2017, and Ernst & Young’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with Ernst & Young the matters that are required to be discussed by applicable auditing standards. Ernst & Young has provided to the Audit Committee the written disclosures and the letter required by applicable independence standards, and the Audit Committee has discussed with Ernst & Young the firm’s independence. The Audit Committee has concluded that Ernst & Young’s provision of audit and non-audit services to the Company and its affiliates is compatible with Ernst & Young’s independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the Company’s audited consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the SEC.

Audit Committee:

John E. Neal, Chair

Linda Walker Bynoe

Connie K. Duckworth

Gerald A. Spector

Stephen E. Sterrett

MATTERS FOR SHAREHOLDER VOTING

PROPOSAL 1

ELECTION OF TRUSTEES

Introduction

At the Annual Meeting, shareholders will be asked to elect eleven trustees to serve until the 2019 annual meeting and until their respective successors are duly elected and qualified. Following the recommendation of the Corporate Governance Committee, the Company’s Board of Trustees has nominated all of the Company’s current trustees, Charles L. Atwood, Linda Walker Bynoe, Connie K. Duckworth, Mary Kay Haben, Bradley A. Keywell, John E. Neal, David J. Neithercut, Mark S. Shapiro, Gerald A. Spector, Stephen E. Sterrett and Samuel Zell for election, with the exception of John W. Alexander who will not be standing for re-election as a result of his retirement from the Board. Biographies of each of our nominated trustees, which include a brief discussion of the specific experience, qualifications, attributes and skills that led to the Board’s conclusion that such individual should serve as a Trustee of the Company, are set forth above in “Governance of the Company – Biographical Information and Qualifications of Trustees.” The process undertaken by the Corporate Governance Committee in recommending qualified trustee candidates is described above under “Governance of the Company – Trustee Nomination Procedures.”

Independence of Trustees

Pursuant to the Company’s Corporate Governance Guidelines, which require that a majority of our trustees be independent within the meaning of the NYSE listing standards, the Board undertook a review of the independence of Trustees nominated for election at the upcoming annual meeting. The Board reviews the relationships and transactions, if any, during the past year between each trustee or any member of his or her immediate family and the Company as necessary to comply with the definition of independence established by the NYSE. During the period covered by this Proxy Statement, for each trustee identified as independent below, there were no transactions, relationships or arrangements not disclosed pursuant to Item 404(a) of Regulation S-K of the type that would need to be considered in connection with determining the independence of such trustees under the applicable NYSE definition of independence.

As a result of this review, the Board affirmatively determined that all the Trustees nominated for election at the Annual Meeting are independent of the Company and its management within the meaning of the NYSE listing standards, with the exception of its Chairman, Mr. Zell, and its Chief Executive Officer and President, Mr. Neithercut.

General Information about the Trustees and Nominees

Our Declaration of Trust currently provides for the annual election of all trustees. All of the nominees are presently trustees, and each has consented to be named in this Proxy Statement and to serve if elected.

Vote Required

A majority of the votes cast in person or by proxy at the meeting is required for the election of trustees in an uncontested election. A majority of the votes means that the number of shares voted

“for” a Trustee’s election exceeds fifty percent of the total number of votes cast with respect to his or her election. Although we know of no reason why any nominee would not be able to serve, if any nominee should become unavailable for election, the persons named as proxies will vote your shares to approve the election of any substitute nominee proposed by the Board. If any incumbent Trustee does not receive a majority of the votes cast for his or her election, the Trustee is required to tender his or her resignation for the consideration of the Board. See “Corporate Governance – Trustee Resignation Policy” above.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE ELEVEN TRUSTEE NOMINEES.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) as the independent auditor to perform the audit of our financial statements and our internal control over financial reporting for 2018. Ernst & Young has served as the Company’s independent auditors since 1996, and the Board recommends that the shareholders ratify the Company’s selection of Ernst & Young as our independent auditor. Representatives of Ernst & Young will be at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Annual evaluation and selection of independent auditors

The Audit Committee annually evaluates the performance of the Company’s independent auditors, including the senior audit engagement team, and determines whether to reengage the current independent auditors or consider other audit firms. Factors considered by the Audit Committee in deciding whether to retain Ernst & Young include:

•	Ernst & Young’s deep technical expertise and significant institutional knowledge of the Company’s operations and industry;
•	The quality and candor of Ernst & Young’s communications with the Audit Committee and management;
•	Ernst & Young’s independence;
•	The quality and efficiency of the services provided by Ernst & Young, including input from management on Ernst & Young’s performance and how effectively Ernst & Young demonstrated its independent judgment, objectivity and professional skepticism;
•	External data on audit quality and performance, including recent Public Company Accounting Oversight Board (“PCAOB”) reports on Ernst & Young and its peer firms; and
•	The appropriateness of Ernst & Young’s fees, Ernst & Young’s tenure as independent auditors, including the benefits of a longer tenure, and the controls and processes in place that help ensure Ernst & Young’s continued independence.

Audit Committee oversight of independent auditors

Oversight includes regular executive sessions with Ernst & Young, discussion with Ernst & Young about the scope of the audit, a comprehensive annual evaluation when determining whether to reengage Ernst & Young and direct involvement by the Audit Committee and its chair in the selection of the engagement partner in connection with the mandated PCAOB partner rotation rules.

Based on this evaluation, the Audit Committee and the Board believe that retaining Ernst & Young to serve as independent auditors for 2018 is in the best interests of the Company and its shareholders.

Fees

Fees billed to the Company by Ernst & Young for the years ended December 31, 2017 and 2016 are as follows:

Type of Fees:	2017	2016
Audit fees (1)	$1,810,000	$1,877,178
Audit-related fees (2)	25,865	25,995
Tax compliance/preparation fees (3)	214,973	301,370
Tax consulting fees (4)	—	240,965
All other fees	—	—
Total:	$2,050,838	$2,445,508

(1)	Audit fees for the audit of our annual financial statements and internal control over financial reporting, the review of our interim financial statements and for work on securities offerings and other filings with the SEC, including comfort letters, consents and comment letters.

(2)	Fees for audit-related services include services associated with legally required employee benefit plan audits and subscriptions to online accounting and tax information services.

(3)	Tax compliance/preparation fees are incurred for the review or preparation of tax returns, claims for refunds and tax payment compliance.

(4)	Tax consulting fees relate primarily to tax planning advice incident to acquisitions, dispositions, developments, financings and similar issues.

Pre-Approval Policy

The Company’s Audit Committee has reviewed and approved the Company’s engagement of Ernst & Young as its independent auditor, and the incurrence of all of the fees described above, for 2017 and 2016 and has selected Ernst & Young as independent auditor for 2018. The Audit Committee has also adopted a Pre-Approval Policy for Audit and Non-Audit Services (the “Pre-Approval Policy”) for all other services Ernst & Young may perform for the Company in 2018. The Pre-Approval Policy details with specificity the audit and permitted non-audit services that are authorized within each of the above-described categories of services and provides for aggregate maximum dollar amounts for such pre-approved services. Any additional services not described or otherwise exceeding the maximum dollar amounts prescribed by the Pre-Approval Policy for 2018 will require the further advance review and approval of the Audit Committee.

Vote Required

The affirmative vote of holders of a majority of the votes cast in person or by proxy at the meeting is required to ratify the selection of Ernst & Young. If this proposal is not approved, the selection of the independent auditor will be reconsidered by the Audit Committee and the Board. Because it is

difficult and not cost effective to make any change in the independent auditor so far into the year, the appointment of Ernst & Young would probably be continued for 2018 unless the Audit Committee or the Board finds additional good reasons for making an immediate change.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG AS OUR INDEPENDENT AUDITOR FOR 2018.

PROPOSAL 3

APPROVAL OF EXECUTIVE COMPENSATION

Each public company is generally required to include in its proxy statement a separate resolution subject to a non-binding shareholder vote to approve the compensation of the Company’s named executive officers, as disclosed in its proxy statement, not less frequently than once every three years. This is commonly known as a “Say-on-Pay” proposal or resolution, and the Board currently intends for the Company to hold a non-binding, advisory “Say on Pay” vote every year.

In deciding how to vote on this proposal, the Board encourages you to read the Compensation Discussion and Analysis and Executive Compensation sections above for a detailed description of our executive compensation philosophy and programs and the compensation decisions the Compensation Committee has made under those programs.

The Board recommends that shareholders vote for the following advisory resolution:

RESOLVED, that the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure, is hereby APPROVED.

Vote Required

Votes cast “FOR” this proposal must exceed votes cast “AGAINST” it for the approval of this advisory resolution. Although the vote on this advisory proposal is non-binding, the Compensation Committee and the Board value the opinion of shareholders and will take into account the outcome of the vote when considering future executive compensation decisions.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION.

INFORMATION ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

Shareholders will vote on the proposals presented at the Annual Meeting. YOUR VOTE IS VERY IMPORTANT. Please vote your shares in advance of the meeting, using one of the methods described below.

Who Can Vote

You will be entitled to vote your shares on each proposal if you held your shares as of the close of business on March 29, 2018 (the “Record Date”). Each of the shares outstanding on that date is entitled to one vote on each proposal. As of the Record Date, a total of 368,211,911 common shares were outstanding and entitled to vote. We are making this proxy statement and our annual report available to shareholders electronically via the Internet at www.proxyvote.com. On April 26, 2018, we began mailing to our shareholders a notice containing instructions on how to access this proxy statement and our annual report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained on the notice.

How to Vote

Your vote is important and we encourage you to vote promptly. Internet and telephone voting are available 24 hours a day until 11:59 p.m. (Eastern Time) on June 13, 2018, and using either method you will be able to confirm that the vote of your shares has been properly recorded. You may vote in the following ways:

By Internet. You may vote your shares via the Internet at www.proxyvote.com using the control number shown on your Notice Regarding the Availability of Proxy Materials (“Notice”), proxy card or voting instruction form (“VIF”). If you vote by Internet, you do not need to return your proxy card or VIF.

By Telephone. You may vote your shares by calling 1-800-690-6903 and using the control number shown on your Notice Regarding the Availability of Proxy Materials, proxy card or VIF. If you vote by telephone, you do not need to return your proxy card or VIF.

By Mail. If you are a shareholder of record and received a paper set of materials, you may vote by returning a completed and signed proxy card by mail. If you are a beneficial owner with shares held by a broker, you may vote by returning a completed and signed VIF.

At the Annual Meeting. If you are a shareholder of record and attend the annual meeting in person, you may use a ballot provided at the meeting to vote. If you are a beneficial owner, you will need to have a legal proxy from your broker in order to vote by ballot at the meeting.

Quorum for the Meeting

The presence at the meeting in person or by proxy of the holders of a majority of the common shares outstanding on the Record Date will constitute a quorum permitting business to be conducted at the meeting. If you have returned valid proxy instructions or attend the meeting and vote in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting on any or all matters introduced at the meeting.

Beneficial Ownership

If your shares are registered directly in your name with the Company’s transfer agent, Computershare, Inc., you are the “shareholder of record” of those shares. A Notice of Internet Availability of Proxy Materials with instructions on how to vote your shares has been provided directly to you by the Company. If your shares are held in “street name” by a broker, you are considered the “beneficial owner” of those shares. You will receive instructions from them on how to vote your shares. Other than for Proposal 2, brokers do not have the ability to vote on the proposals unless they have received voting instructions from you. Accordingly, if you do not provide your broker with voting instructions, your shares for Proposals 1 and 3 will not be voted.

Revoking/Changing Your Proxy

You may change or revoke your proxy at any time before the meeting by timely delivery of a properly executed, later-dated proxy (including an Internet or phone vote) or by voting in person at the Annual Meeting. The powers of the proxy holders with respect to your shares will be suspended if you attend the meeting in person and so request, but attendance at the meeting will not by itself revoke a previously granted proxy.

Managing the Number of Proxy Statements and Annual Reports

To reduce our printing costs and postage fees, the Company adopted a procedure called “householding” which provides that shareholders who have the same address and last name will receive only one Notice, and if paper copies have been requested, only one copy of this Proxy Statement and the Annual Report, unless the Company has received contrary instructions from one or more of the shareholders. If you no longer wish to receive hard copies or multiple copies, or would prefer to receive separate copies of the Notice, Proxy Statement or Annual Report, please contact Broadridge Financial Solutions, Inc. at 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Results of the Vote

Voting results of the Annual Meeting will be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be accessible on the Company’s website at www.equityapartments.com in the investor section under “SEC Filings.”

Votes Required and Effect of Abstentions and Broker Non-Votes

Matter	Required Vote	Impact of Abstentions or Broker Non-Votes
1. Election of Trustees	Majority of votes cast with respect to a nominee must be cast FOR that nominee.	Not counted as votes cast; no impact on outcome.

2. Ratification of Ernst & Young LLP as Independent Auditor	Approval by a majority of the votes making up the quorum.	Not counted as votes cast; no impact on outcome.

3. Approval of Executive Compensation	Votes cast FOR the proposal must exceed votes cast AGAINST it.	Not counted as votes cast; no impact on outcome.

Proxy Solicitation

The cost of the solicitation of proxies will be borne by the Company. The Company has hired MacKenzie Partners, Inc. to assist in distributing and soliciting proxies and will pay approximately $17,500, plus expenses for these services.

Other Matters

The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their discretion.

MISCELLANEOUS

Contacting the Board of Trustees

The Board welcomes your questions and comments. If you would like to communicate with our Board or our Lead Trustee, or if you have a concern related to the Company’s business ethics or conduct, financial statements, accounting practices or internal controls, you may submit your correspondence to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Corporate Secretary. All communications will be forwarded to our Lead Trustee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Act”), requires those whom are trustees, executive officers and/or beneficial owners of more than 10% of the Company’s outstanding common shares to file reports of ownership and changes in ownership with the SEC. We believe that no such person failed to file any such report or to report any transaction on a timely basis during 2017, except that Mr. Brackenridge filed a late Form 5 in April 2018 addressing the inadvertent late reporting of 17 transactions and the forms related thereto. The foregoing transactions included shares that were held almost exclusively in a separately managed account with a third-party investment advisory firm of which Mr. Brackenridge disclaims beneficial ownership except to the extent of his pecuniary interest therein. The transactions occurred in the sole discretion of the third-party investment advisor without direction from Mr. Brackenridge or his spouse, the joint owner of the account. Mr. Brackenridge has disgorged to the Company $8,282.91, which the Company believes is the maximum amount of profit resulting from these transactions as may be payable pursuant to Section 16(b) of the Act, regardless of whether or not such disgorgement would actually be required by law.

Shareholder Proposals for the 2019 Annual Meeting

Shareholder proposals submitted pursuant to Rule 14a-8 of the Act for inclusion in the Company’s proxy statement and form of proxy for the 2019 Annual Meeting must be received by the Company by December 27, 2018. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy.

In accordance with our Bylaws as currently in effect, for a shareholder to nominate a trustee or for a proposal of a shareholder to be presented at the Company’s 2019 Annual Meeting, other than a shareholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 of the Act, shareholder proposals must be received at our principal executive offices no earlier than the close of business on November 27, 2018 and no later than the close of business on December 27, 2018. Proposals should be mailed to Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, Attn: Corporate Secretary. Although not required, the Company recommends that proposals be mailed by a recognized overnight courier. Such proposals must also include the same information concerning proposals for shareholder nominees as required under Article II, Section 13 of the Bylaws of the Company. See “Governance of the Company – Trustee Nomination Procedures”.

2017 Annual Report

Additional copies of our 2018 Proxy Statement, 2017 Annual Report and Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC, may be obtained without charge by contacting Equity Residential – Investor Relations, at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606 (toll free number: 1-888-879-6356; e-mail: investorrelations@eqr.com) or by accessing “SEC Filings” in the investor section of the Company’s website at www.equityapartments.com.

By Order of the Board of Trustees

Scott J. Fenster

Executive Vice President, General Counsel and Corporate Secretary

Chicago, Illinois

April 26, 2018

SUPPLEMENTAL APPENDIX

Acquisition Capitalization Rate or Cap Rate. NOI that the company anticipates receiving in the next 12 months (or the year two or three stabilized NOI for properties that are in lease-up at acquisition) less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross purchase price of the asset. The weighted average Acquisition Cap Rate for acquired properties is weighted based on the projected NOI streams and the relative purchase price for each respective property.

Same Store Net Operating Income. For same store net operating income information, see pages 38 and 39 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Same Store Turnover. For same store turnover, see pages 38 and 39 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Normalized FFO. Normalized FFO starts with FFO as defined by NAREIT and eliminates certain items that by their nature are not comparable from period to period or that tend to obscure the Company’s actual operating performance. For reconciliations of net income to FFO and Normalized FFO referenced in the CD&A, see page 53 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. For reconciliations of earnings per share (“EPS”) to FFO per share and Normalized FFO per share referenced in the CD&A, see “Reconciliation of Earnings Per Share” below.

Reconciliation of Earnings Per Share. The following table shows the reconciliation of EPS computed in accordance with GAAP to FFO per share and Normalized FFO per share (as shown on page 29) for the year ended December 31, 2017. All data shown is on a per share diluted basis.

Description	Year Ended December 31, 2017
Earnings per share	$1.63
Depreciation expense	1.93
Net (gain) on sales	(0.41)

FFO per share	3.15

Asset impairment and valuation allowances	—
Write-off of pursuit costs	0.01
Debt extinguishment (gains) losses, including prepayment penalties, preferred share redemptions and non-cash convertible debt discounts	0.03
(Gains) losses on sales of non-operating assets, net of income and other tax expense (benefit)	(0.05)
Other miscellaneous items	(0.01)

Normalized FFO per share	3.13

Disposition Yield. NOI that the Company anticipates giving up in the next 12 months less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross sale price of the asset. The weighted average Disposition Yield for sold properties is weighted based on the projected NOI streams and the relative sales price for each respective property.

EQUITY RESIDENTIAL TWO NORTH RIVERSIDE PLAZA CHICAGO, ILLINOIS 60606

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E43964-P07138 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EQUITY RESIDENTIAL The Board of Trustees recommends you vote “FOR” the following proposals:				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Trustees			☐	☐	☐
Nominees:
	01) Charles L. Atwood 02) Linda Walker Bynoe 03) Connie K. Duckworth 04) Mary Kay Haben 05) Bradley A. Keywell 06) John E. Neal	07) David J. Neithercut 08) Mark S. Shapiro 09) Gerald A. Spector 10) Stephen E. Sterrett 11) Samuel Zell
								For	Against	Abstain
2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent auditor for 2018.							☐	☐	☐

3.	Approve Executive Compensation.							☐	☐	☐

NOTE: In their discretion, the Representatives are authorized to vote upon such other matters as may properly come before the meeting.

For address change/comments, mark here. (see reverse for instructions)						☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E43965-P07138

EQUITY RESIDENTIAL

Annual Meeting of Shareholders - June 14, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned shareholder(s) of Equity Residential, a Maryland real estate investment trust (the “Company”), hereby appoint(s) DAVID J. NEITHERCUT and SCOTT J. FENSTER, or either of them (the “Representatives”), with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of the Company, to vote all common shares of the Company which the undersigned is entitled to vote at the Annual Meeting and otherwise represent the undersigned with all powers possessed by the undersigned if personally present at the Annual Meeting, to be held at 8:00 a.m., local time, on June 14, 2018, at Two North Riverside Plaza, Suite 500, Chicago, Illinois 60606, and any adjournment or postponement thereof. The undersigned hereby acknowledge(s) receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement and revoke(s) any proxy heretofore given with respect to such common shares. If this card is properly executed and returned, the shares represented thereby will be voted. If a choice is specified by the shareholder, the shares will be voted accordingly. If not otherwise specified, the shares represented by this card will be voted “FOR” all Nominees for Trustee, “FOR” Proposals 2 and 3; and in the discretion of the Representatives in any other matter that may properly come before the meeting or any adjournment or postponement thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side